     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 4, 2000.



                                                      REGISTRATION NO. 333-33168

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-4
                            ------------------------
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                        VOICESTREAM WIRELESS CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 4812                                91-1983600
     (STATE OR OTHER JURISDICTION           (PRIMARY STANDARD INDUSTRIAL                  (IRS EMPLOYER
  OF INCORPORATION OR ORGANIZATION)         CLASSIFICATION CODE NUMBERS)               IDENTIFICATION NO.)

                             3650 131ST AVENUE S.E.
                           BELLEVUE, WASHINGTON 98006
                                 (425) 653-4600
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              ALAN R. BENDER, ESQ.
                           EXECUTIVE VICE PRESIDENT,
                         GENERAL COUNSEL AND SECRETARY
                        VOICESTREAM WIRELESS CORPORATION
                             3650 131ST AVENUE S.E.
                           BELLEVUE, WASHINGTON 98006
                                 (425) 653-4600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                WITH COPIES TO:

               G. SCOTT GREENBURG, ESQ.                                 BARRY A. ADELMAN, ESQ.
                MATTHEW S. TOPHAM, ESQ.                                  D. ROGER GLENN, ESQ.
               PRESTON GATES & ELLIS LLP                             FRIEDMAN KAPLAN & SEILER LLP
                 5000 COLUMBIA CENTER                                      875 THIRD AVENUE
                    701 5TH AVENUE                                     NEW YORK, NEW YORK 10022
               SEATTLE, WASHINGTON 98104

    Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

    If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 426(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                        VOICESTREAM WIRELESS CORPORATION

                               [VOICESTREAM LOGO]
                            ------------------------

OFFERS TO EXCHANGE:              Our registered 10 3/8% Senior Notes due 2009
                                 for
                                 our outstanding unregistered notes with substantially
                                 identical terms
                                 and
                                 our registered 11 7/8% Senior Discount Notes due 2009
                                 for
                                 our outstanding unregistered notes with substantially
                                 identical terms.

     Holders of our outstanding notes will receive a like principal amount of our new registered notes.


     The exchange offer we are making will expire at 5:00 p.m., New York City time on May 8, 2000. The new notes we will issue will not trade on any exchange.


     See "Risk Factors" beginning on page 8 to read about risk factors you should consider in connection with the matters discussed in this prospectus.

     NEITHER THE SECURITIES EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE SECURITIES TO BE ISSUED UNDER THIS PROSPECTUS OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------


                 THE DATE OF THIS PROSPECTUS IS APRIL 5, 2000.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Where You Can Find More Information...    1
Incorporation of Certain Documents by
  Reference...........................    1
Prospectus Summary....................    2
Risk Factors..........................    8
The Exchange Offer....................   14
The Company...........................   20
Ratio of Earnings to Fixed Charges....   20

                                        PAGE
                                        ----
Use of Proceeds.......................   20
Description of Our New Notes..........   21
Book-Entry; Delivery and Form.........   55
Certain United States Federal Income
  Tax Considerations..................   56
Plan of Distribution..................   57
Legal Matters.........................   57
Experts...............................   58

     We have not authorized any dealer, salesperson or other person to give any information or to make any representations in connection with the offer contained herein other than those contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy to any person in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our business affairs or condition since the date hereof or that the information contained herein is correct as of any time subsequent to the date hereof.

                      WHERE YOU CAN FIND MORE INFORMATION

     We and our subsidiary Omnipoint Corporation are subject to the informational requirements of the Securities Exchange Act of 1934 and, therefore, must file periodic reports, proxy statements and other information with the Securities and Exchange Commission. All such information is available to the public over the Internet at the SEC's web site at http://www.sec.gov and may be copied at any of the following public reference facilities:

Public Reference Room           New York Regional Office        Chicago Regional Office
450 Fifth Street, N.W.          7 World Trade Center            Citicorp Center
Judiciary Plaza                 Suite 1300                      500 West Madison Street
Washington, D.C. 20549          New York, N.Y. 10048            Suite 1400
                                                                Chicago, IL 60661-2511

Copies of these documents may also be obtained at prescribed rates by writing to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549.

     This prospectus constitutes a part of a registration statement on Form S-4 that we have filed with the SEC under the Securities Act. As permitted by the rules and regulations of the SEC, this prospectus does not contain all of the information contained in the registration statement and the exhibits and schedules thereto. Reference is hereby made to the registration statement and its exhibits and schedules for further information about us and the securities offered through this exchange offer. Statements contained in this prospectus concerning any documents filed as exhibits to the registration statement or otherwise filed with the SEC are not necessarily complete, and in each statement a reference is made to the filed document itself. Each statement about a filed document is qualified in its entirety by this reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them into this prospectus, which means that:

     - incorporated documents are considered part of this prospectus; and

     - we can disclose important business and financial information about us or Omnipoint, which is not included in or delivered with this prospectus, to you by referring you to those other documents.

     We incorporate by reference into this prospectus the documents listed below, as amended and supplemented, and all documents filed by us or Omnipoint with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the date on which the exchange offer made hereby is consummated:

     - our Annual Report on Form 10-K for the fiscal year ended December 31, 1999;

     - our Report on Form 8-K dated March 22, 2000; and

     - Omnipoint Annual Report on Form 10-K for the fiscal year ended December 31, 1999.

     You can obtain any of the filings incorporated by reference into this document through us or from the SEC through the SEC's web site or at the addresses listed above. Documents incorporated by reference into this prospectus, except for any exhibits to those documents that are not expressly incorporated by reference into those documents, are available from us without charge by requesting them in writing or by telephone at the following address and telephone number:

                        VoiceStream Wireless Corporation
                             3650 131st Avenue S.E.
                           Bellevue, Washington 98006
                         Attention: Investor Relations
                                 (425) 653-4600

     If you request any incorporated documents from us, we will mail them to you by first-class mail, or by another equally prompt means, within one business day after we receive your request. In order to obtain timely delivery of these documents, however, you must make your request no later than five business days before the expiration date of the exchange offer.

                               PROSPECTUS SUMMARY

     This summary highlights information presented elsewhere in this prospectus or incorporated by reference into this prospectus. This summary does not contain all the information that is important to you. We encourage you to read carefully this entire prospectus, including the "Risk Factors" section, and the documents we incorporate by reference. All references to "Company," "we" or "our" in this prospectus refer to VoiceStream Wireless Corporation and, except where the reference is to us as the issuer of our notes, our subsidiaries collectively, unless the context otherwise requires.

                       SUMMARY OF TERMS OF THE EXCHANGE OFFER

     We are offering to exchange our new notes for two series of our outstanding notes -- our 10 3/8% Senior Notes due 2009 and our 11 7/8% Senior Discount Notes due 2009.

     We will accept for exchange up to the entire $1,100,000,000 aggregate principal amount of our outstanding 10 3/8% Senior Notes due 2009 for an equal aggregate principal amount of our new registered 10 3/8% Senior Notes due 2009, and we will accept for exchange up to the entire $720,000,000 aggregate principal amount at maturity of our outstanding 11 7/8% Senior Discount Notes due 2009 for an equal aggregate principal amount at maturity of our new registered 11 7/8% Senior Discount Notes due 2009.

Background....................   On November 9, 1999, we completed a private
                                 placement of $1,100,000,000 aggregate principal amount of our 10 3/8% Senior Notes due 2009 and $720,000,000 in aggregate principal amount at maturity of our 11 7/8% Senior Discount Notes due 2009. In connection with that private placement, we entered into a registration rights agreement in which we agreed, among other things, to deliver this prospectus to the holders of our outstanding senior notes and senior discount notes and to complete this exchange offer of our new notes for our outstanding notes.

Securities Offered............   We are offering up to $1,100,000,000 aggregate
                                 principal amount of our 10 3/8% Senior Notes due November 15, 2009 and up to $720,000,000
                                 aggregate principal amount at maturity of our 11 7/8% Senior Discount Notes due November 15,
                                 2009, all of which will have been registered under the Securities Act of 1933. The terms of our new notes will be substantially the same as the terms of our outstanding notes for which they are being exchanged, except for certain transfer restrictions and registration rights relating to the outstanding notes and except that, if the exchange offer is not completed on or prior to July 21, 2000, the interest rate on the outstanding notes will increase until the exchange offer is completed.

The Exchange Offers...........   We are offering to accept our unregistered,
                                 outstanding notes in exchange for our new notes that will have been registered under the Securities Act of 1933. On or promptly after the expiration date of the exchange offer we will issue the new notes to holders of outstanding notes that wish to exchange them.
                                 The issuance of the new notes will satisfy our obligation under the registration rights agreement."


Expiration of the Exchange
Offers........................   5:00 p.m., New York City time, on May 8, 2000,
                                 unless we extend it.


Tenders; Withdrawal...........   You may withdraw your tender of our outstanding
                                 notes at any time before the offer expires." If for any reason any tendered notes are not accepted for exchange, they will be returned as soon as practicable after the expiration or termination of our exchange offer.

Conditions to the Exchange
Offers........................   Our exchange offer is subject to the condition
                                 that it does not violate applicable law or any applicable interpretation of the staff of the commission. There is no guarantee that this condition will be satisfied. You will have certain rights against us under the registration rights agreement if we fail to consummate the exchange offer for our outstanding notes.

Federal Income Tax
Considerations................   The exchange of our new notes for our
                                 outstanding notes pursuant to the exchange offer should not constitute a taxable exchange for federal income tax purposes. See "Certain
                                 United States Federal Income Tax
                                 Considerations."

Exchange Agent................   Harris Trust Company of California is serving
                                 as the Exchange Agent in connection with the exchange offer.

Use of Proceeds...............   We will not receive any cash proceeds from the
                                 issuance of the new notes in connection with the exchange offer.

Consequences If You Do Not
  Exchange Our Outstanding
  Notes.......................   Our outstanding notes that are not tendered to
                                 us or are not accepted for exchange will continue to accrue interest, but will not retain any rights under the registration rights agreement and will bear legends restricting their transfer. They may not be offered for sale or sold except:

                                 - pursuant to an exemption from the
                                   registration requirements of the Securities
                                   Act of 1933; or

                                 - pursuant to an effective registration
                                   statement under the Securities Act of 1933.

                                 We do not currently plan to register any of our outstanding notes under the Securities Act of 1933.

                        SUMMARY DESCRIPTION OF OUR NEW NOTES

Notes Offered

  Senior Notes................   $ 1.1 billion in principal amount of 10 3/8%
                                 Senior Notes Due November 15, 2009. Under the indenture governing the senior notes, we will be able to issue up to an additional aggregate principal amount of senior notes of $ 1.1 billion. Upon maturity, we will pay the principal of, premium, if any, and interest on the senior notes in immediately available funds.

  Senior Discount Notes.......   $720 million in principal amount at maturity of
                                 11 7/8% Senior Discount Notes Due November 15,
                                 2009. Under the indenture governing the senior discount notes, we will be able to issue up to an additional aggregate principal amount at maturity of senior discount notes of $750 million. Upon maturity, we will pay the principal of, premium, if any, and interest on the senior discount notes in immediately available funds.

Maturity Date

  Senior Notes and Senior
Discount   Notes..............   November 15, 2009.

Yield and Interest

  Senior Notes................   The Senior Notes will bear interest payable
                                 semiannually in arrears, at a rate of 10 3/8% per annum, on May 15 and November 15 of each year, commencing May 15, 2000. Interest on the senior notes issued in the exchange will be deemed to have begun accruing on November 9, 1999 or the most recent interest payment date for our outstanding notes.

  Senior Discount Notes.......   No cash interest will accrue on the senior
                                 discount notes prior to November 15, 2004. The senior discount notes will fully accrete to face value on November 15, 2004. From and after November 15, 2004, the senior discount notes will bear interest, which will be payable semiannually in arrears, at a rate of 11 7/8% per annum, on May 15 and November 15 of each year, commencing May 15, 2005.

Ranking

  Senior Notes and Senior
Discount Notes................   The senior notes and senior discount notes will
                                 be senior unsecured obligations of ours. As such, they:

                                 - will rank equal in right of payment with all
                                   of our other senior unsecured indebtedness.
                                   The senior notes and senior discount notes rank equal in right of payment to each other;

                                 - will rank senior in right of payment to all
                                   of our subordinated unsecured indebtedness;

                                 - will rank junior to our secured obligations,
                                   with respect to the assets which are secured, and will rank equal to such obligations to the extent that the secured assets do not satisfy the secured obligations; and

                                 - will rank junior to all existing and future
                                   indebtedness and other liabilities of our subsidiaries. On February 29, 2000, the aggregate indebtedness and liabilities of our subsidiaries was approximately $3.3 billion. The aggregate indebtedness and liabilities of Aerial Communications, Inc., which we expect to become a subsidiary of ours, was $411.8 million on December 31, 1999.

Optional Redemption
  Senior Notes and Senior
  Discount
    Notes.....................   We have the option to redeem the notes, in
                                 whole or in part, at any time on or after November 15, 2004 and prior to maturity, at the redemption prices set forth in this prospectus under "Description of Our New Notes -- Optional
                                 Redemption" plus accrued and unpaid interest, if any, to the date of redemption.

                                 In addition:

                                 - On or before November 15, 2002, we have the
                                   option to apply proceeds from qualifying equity sales to redeem up to 35% of the originally issued principal amount of the senior notes and principal amount at maturity of the senior discount notes at a price of 110.375% of principal amount of the senior notes and at 111.875% of the accreted value of the senior discount notes on the redemption date provided that after any such redemption at least 65% of the aggregate principal amount of the senior notes and principal amount at maturity of the senior discount notes remains outstanding.

                                 - If a change of control and a ratings decline
                                   occurs, we will have the right to repurchase in whole the notes at a redemption price equal to the greater of (1) 101% of the principal amount of the senior notes and 101% of the accreted value of the senior discount notes, plus accrued and unpaid interest and
                                   (2) the present values of the remaining
                                   scheduled payments of principal and interest on the notes, plus accrued and unpaid interest. However, we will not be able to repurchase notes without obtaining written consents from or repaying the lenders under our credit facility.

Sinking Fund
  Senior Notes and Senior
  Discount
    Notes.....................   Our notes will not be entitled to any sinking
                                 fund.

Change of Control
  Senior Notes and Senior
  Discount   Notes............   Upon a change of control and a ratings decline,
                                 we will be required to offer to purchase the notes for a purchase price in cash equal to 101% of the accreted value of the senior discount note or of principal amount of the senior notes plus accrued and unpaid interest.
                                 However, we will not be able to repurchase notes without obtaining written consents from or repaying the lenders under our credit facility.

Certain Covenants
  Senior Notes and Senior
  Discount   Notes............   The indentures under which we will issue the
                                 notes restrict our (and our subsidiaries') ability to do the following:

                                 - incur additional indebtedness;

                                 - make investments;

                                 - make payments in respect of securities that
                                   are junior to our notes;

                                 - enter into transactions with affiliates;

                                 - issue capital stock of our subsidiaries;

                                 - incur liens on our property;

                                 - enter into sale and leaseback transactions;

                                 - dispose of assets; and

                                 - engage in consolidations, mergers and asset
                                   transfers.

Settlement and Book-Entry Form
  Senior Notes and Senior
  Discount   Notes............   Our notes will be evidenced by a note in global
                                 form for each of the senior notes and the senior discount notes which will be deposited with a custodian for, and registered in the name of the nominee of, The Depository Trust
                                 Company ("DTC") in New York, New York.

                                  RISK FACTORS

     Before agreeing to accept our new notes, you should carefully consider the risks described below, in addition to the other information presented in this prospectus or incorporated by reference into this prospectus. If any of the following risks actually occur, they could seriously harm our business, financial condition or results of operations. In such case, you may lose all or part of your investment.

THE NOTES ARE THE OBLIGATIONS OF A HOLDING COMPANY WHICH HAS NO OPERATIONS AND DEPENDS ON SUBSIDIARIES FOR CASH, AND ITS SUBSIDIARIES MAY BE LIMITED IN THEIR ABILITY TO MAKE FUNDS AVAILABLE

     As a holding company, we will not hold substantial assets other than our direct or indirect investments in and advances to our operating subsidiaries. Our subsidiaries conduct all of our consolidated operations and own substantially all of our consolidated assets. Our cash flow and our ability to meet our debt service obligations on the notes will depend upon the cash flow of our subsidiaries and the payment of funds by the subsidiaries to us in the form of loans, equity distributions or otherwise. Our subsidiaries are not obligated to make funds available to us for payment on the notes or otherwise. In addition, our subsidiaries' ability to make any loans or distributions to us will depend on their earnings, the terms of their indebtedness, business and tax considerations and legal restrictions.

     Because of the structure described above, the notes will be subordinate to all indebtedness and liabilities of our subsidiaries. Our lenders under our credit facility and all creditors of any of our subsidiaries will have the right to be paid before you from any cash received or held by our subsidiaries. In the event of bankruptcy, liquidation or dissolution of a subsidiary, following payment by the subsidiary of its liabilities, it may not have sufficient assets remaining to make any payments to us as a shareholder or otherwise. As of February 29, 2000, the total outstanding indebtedness and liabilities of our subsidiaries was approximately $3.3 billion. The aggregate indebtedness and liabilities of Aerial Communications, Inc., which we expect to become our subsidiary, was $411.8 million on December 31, 1999.

WE FACE INTENSE COMPETITION FROM OTHER WIRELESS SERVICE PROVIDERS, WHICH COULD ADVERSELY AFFECT OUR ABILITY TO GROW OUR SUBSCRIBER BASE AND REVENUES

     We compete with providers of PCS, cellular and other wireless communications services. Under the current rules of the FCC, up to seven PCS licensees and two cellular licensees may operate in each geographic area. Proposed or future rules may increase the number of licenses available. With so many companies targeting many of the same customers, competition is intense. We compete against AT&T Wireless Services, Inc., Bell Atlantic Mobile Systems, Nextel Communications, Inc., SBC Communications, Sprint Corp. (PCS Group), US West Wireless LLC and Vodafone AirTouch Cellular Communications, Inc., among others. Many of these competitors have substantially greater financial resources than we do, and several operate in multiple segments of the industry. AT&T Wireless, Nextel and Sprint PCS operate substantially nationwide networks and Bell Atlantic Mobile Systems and Vodafone AirTouch, among others, through joint ventures and affiliation arrangements, operate or plan to operate substantially nationwide wireless systems throughout the continental United States. As a result of such competition, we cannot assure you that we will be able to successfully attract and retain customers and increase our subscriber base and revenues.

WE HAVE A LIMITED OPERATING HISTORY WITH SUBSTANTIAL OPERATING LOSSES AND NEGATIVE CASH FLOW, AND WE MAY NOT BECOME PROFITABLE

     We were incorporated in June 1999 and have not conducted any activities other than in connection with our organization and the transactions through which we became the parent company of VS Washington, Inc. (formerly VoiceStream Wireless Corporation, a Washington corporation) and Omnipoint on February 25, 2000. On a pro forma basis giving retroactive effect to the Omnipoint merger, we sustained operating losses of approximately $1.0 billion in 1999, and, also on a pro forma basis, as of December 31, 1999, we had an accumulated deficit of $1.1 billion and equity, net of accumulated deficit, of $3.2 billion. We expect Aerial Communications, Inc. to become our subsidiary. Aerial sustained operating losses of approximately $210.0 million in 1999. As of December 31, 1999, Aerial had an accumulated deficit of $800.2 million and equity, net of accumulated deficit, of $410.6 million. We expect to incur significant operating losses and to generate negative cash flow from operating activities during the next several years while we continue to develop and construct our systems and grow our subscriber base. We cannot assure you that we will achieve or sustain profitability or positive cash flow from operating activities in the future or that we will generate sufficient cash flow to service current or future debt requirements.

OUR SUBSTANTIAL DEBT LIMITS OUR ABILITY TO BORROW ADDITIONAL FUNDS TO FINANCE OUR GROWTH, CREATES FINANCIAL AND OPERATING RISKS, AND MAKES US VULNERABLE TO INCREASES IN INTEREST RATES

     We are highly leveraged and subject to strict financial limitations because we have incurred a significant amount of debt in building our systems and subscriber bases. Our total debt on February 29, 2000, was approximately $4.8 billion. In addition, as of December 31, 1999, Aerial's total debt was approximately $411.8 million. Our level of debt, and the incurrence of additional debt in the future, could have important consequences to you. For example, it could:

     - make it more difficult for us to satisfy our obligations with respect to our existing indebtedness;

     - require us to dedicate a substantial portion of our cash flow from operations to paying principal and interest on our debt, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions of additional systems and other general corporate requirements;

     - limit our flexibility in reacting to changes in our business and the wireless industry generally;

     - limit our ability to borrow additional funds due to applicable financial and restrictive covenants in such indebtedness; and

     - make us more vulnerable to increases in prevailing interest rates because certain of our borrowings are and will continue to be at variable rates of interest.

IF WE CANNOT RAISE SUFFICIENT FUNDS TO MEET OUR SIGNIFICANT FUTURE CAPITAL REQUIREMENTS, WE WILL NOT BE ABLE TO COMPETE EFFECTIVELY IN THE WIRELESS COMMUNICATIONS INDUSTRY

     Our systems and the systems of joint ventures in which we are an investor are not completely built out and do not have nationwide coverage. The build-out of these systems and the development of new systems will require significant capital expenditures. We plan to meet our additional capital needs for the build-out of our systems with the proceeds from credit facilities and other borrowings, the proceeds from sales of additional debt securities, the sale or issuance of equity securities, financing arrangements with vendors and through joint ventures. We cannot guarantee that we will be able to raise sufficient additional capital on commercially reasonable terms or at all. If we do not raise sufficient funds, we may delay or abandon some or all of our planned build-out or expenditures, which could materially limit our ability to compete in the wireless communications industry.

THERE IS A RISK THAT OUR EXPANSION WILL BE CONSTRAINED BECAUSE OUR ABILITY TO EXPAND AND PROVIDE SERVICE NATIONALLY IS LIMITED BY OUR ABILITY TO OBTAIN FCC LICENSES

     Even combined with Aerial, we will not have licenses covering the entire United States. Our ability to expand is limited to those markets where we have obtained or can obtain licenses with sufficient spectrum to provide PCS service, or where we can economically become resellers of service. Because there are a limited number of licenses available, and because resale agreements require mutual consent of the incumbent PCS license holders, there is a risk that we may not be able to obtain the licenses we need for expansion.

WE ARE AT RISK OF LOSING COVERAGE IN CERTAIN MARKETS BECAUSE WE HAVE ENTERED INTO JOINT VENTURES THAT WE DO NOT CONTROL IN AN ATTEMPT TO EXPAND INTO THOSE MARKETS

     When implementing the PCS licensing scheme in the United States, the FCC adopted rules that granted a narrow category of entities the right to bid for and own C and F Block licenses. We do not qualify to obtain C and F Block licenses. In order to continue to expand our system, we obtained 49.9% minority ownership interests in four joint ventures controlled by Cook Inlet Region, Inc., each of which qualified to hold licenses that we could not directly hold. In all markets where the joint ventures operate, including the Philadelphia, Chicago and Dallas markets, we are at risk because Cook Inlet is in control and can choose to operate independently of us. If the joint venture entities determine to operate independently our ability to compete on a national scale may be adversely affected.

OUR CURRENT AND FUTURE INVESTMENT IN EACH CURRENT JOINT VENTURE IS AT RISK BECAUSE WE HAVE LIMITED INVESTOR PROTECTIONS, AND WE MAY BE REQUIRED TO RELY ON ADDITIONAL JOINT VENTURES FOR FURTHER EXPANSION

     We do not control, and maintain only limited investor protection rights, in the four joint venture entities controlled by Cook Inlet Region, Inc. We have substantial financial commitments to these joint ventures, which must rely on corresponding financial commitments from Cook Inlet. Also, many of the systems owned by these joint venture entities have not been built out and the joint ventures will have substantial capital needs in connection with such build-outs. We cannot guarantee that these joint venture entities will be able to raise sufficient capital, whether through bank borrowings or otherwise, to complete the build-out of their systems. Similarly, due to the licensing restrictions discussed above, and because of the scarcity of available PCS licenses covering United States urban markets, we may be required to rely on similar joint ventures that we do not control for expansion into new markets. We cannot assure you that we will be able to find acceptable joint venture partners. In the event that we do find acceptable joint venture partners, due to our lack of control over these joint ventures, we cannot assure you that they will operate in a manner that increases the value of our business.

WE WILL BE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, ANY CHANGE IN WHICH COULD AFFECT OUR BUILD-OUT PLAN OR FINANCIAL PERFORMANCE

     The licensing, construction, operation, sale and interconnection arrangements of wireless telecommunications systems are regulated to varying degrees by the FCC and, depending on the jurisdiction, also may be regulated by state and local governmental bodies. There can be no assurance that either the FCC or such state and local agencies will not adopt regulations or take other actions that would adversely affect our business. We cannot assure you that we will be able to obtain and retain all necessary governmental authorizations and permits. Failure to do so could negatively affect our existing operations and delay or prevent proposed operations.

THE FCC AND OTHER REGULATORY AGENCIES MUST APPROVE THE REORGANIZATION WITH AERIAL AND COULD DELAY OR REFUSE TO APPROVE THE REORGANIZATION OR IMPOSE CONDITIONS THAT COULD ADVERSELY AFFECT OUR BUSINESS OR FINANCIAL CONDITION

     The Communications Act and FCC rules require the FCC's prior approval of the transfer of control of Aerial's PCS licenses to us. Completion of the transactions through which we will become the parent company of Aerial are conditioned, among other factors, upon grants of the requisite FCC consents becoming final. A "final" FCC order is one that has not been stayed and is no longer subject to review by the FCC or the courts because the statutory period for seeking such review has expired without any request for review or stay pending. Following the FCC's grant of consent, we cannot assure you that there will not be any post-grant challenges by private parties or actions by the FCC or the courts that would delay or prevent finality. Though our board of directors and Aerial's board of directors, in the exercise of their business judgment, without seeking stockholder approval, may waive finality as a condition of closing, we cannot assure you that they will do so. We cannot assure you that the FCC will grant the applications, that the FCC will grant the applications without conditions, or that there will be no delay caused by the filing of a challenge to the transfer and assignment applications. Conditions imposed on any licenses granted or delays in granting of the licenses could impair the value of the licenses and reduce the value of our stock, and could lead to our inability to obtain financing necessary for our growth. If we are denied a license in a market we will not be able to operate in that market unless we maintain another license or acquire a new license for that market.

THERE IS A RISK THAT THE JOINT VENTURE ENTITIES IN WHICH WE HOLD INTERESTS COULD LOSE LICENSES AS A RESULT OF COURT PROCEEDINGS

     All C Block licenses held by Cook Inlet entities could be affected by U.S. Airwaves, Inc. v FCC, which is pending in the U.S. Court of Appeals for the D.C. Circuit. U.S. Airwaves is seeking judicial review of two orders in the FCC's rulemaking proceeding on payment financing for PCS licenses. Since these orders enabled initial C Block licensees to return licenses or modify the conditions of payment, there is a remote threat that if the orders are reversed, affected licenses could be returned to the Commission for reauction. Additionally, 25 licenses held by Cook Inlet joint ventures were issued subject to the outcome of the bankruptcy proceeding of the original licensee, a subsidiary of Pocket Communications Inc., which was conditionally granted 43 C Block licenses in 1996. Pursuant to an FCC order, the bankruptcy debtors elected to relinquish certain licenses, which subsequently were reauctioned, and the bankruptcy court issued an order making the election effective. A secured creditor of the debtors appealed and, as a result, the bankruptcy court stayed its order. Because the appeal is still pending there is uncertainty as to the referenced C Block licenses of the Cook Inlet entities. The district court could order the return of these licenses to the jurisdiction of the bankruptcy court. In the event that these licenses are so returned, it is unlikely that the Cook Inlet entities will be able to recoup any or all of the costs incurred by them in connection with the construction and development of systems related to such licenses. Loss of any license by any Cook Inlet entity will reduce or eliminate our ability to own interests in markets where the licenses are lost, thereby reducing our ability to compete with other national competitors.

THERE IS A RISK THAT WE WILL LOSE LICENSES IF THEY ARE NOT RENEWED BY THE FCC

     FCC licenses to provide PCS services are subject to renewal requirements and to revocation at any time for cause. Our licenses begin to expire in 2004. We cannot assure you that the FCC will renew our licenses. If we lose a license for a market we will not be able to operate in that market unless we maintain another license or acquire a new license for that market.

THERE IS A RISK THAT OUR SUBSIDIARY MAY HAVE TO MAKE SUBSTANTIAL TAX INDEMNITY PAYMENTS TO WESTERN WIRELESS CORPORATION

     In a spin-off transaction effected on May 3, 1999, Western Wireless distributed its entire 80.1% interest in VS Washington's common stock to its stockholders. Western Wireless will recognize gain as a result of the spin-off if the spin-off is considered to be part of a "prohibited plan," which is a plan or series of related transactions pursuant to which one or more persons acquire, directly or indirectly, 50% or more of VS Washington's common stock. This is a risk because VS Washington agreed to indemnify Western Wireless on an after-tax basis for any taxes, penalties, and interest and various other expenses incurred by Western Wireless if it is required to recognize such gain. Under the Internal Revenue Code, the reorganization and the related transactions through which we became the parent of VS Washington and Omnipoint, combined with Hutchison Telecommunications (PCS) USA's acquisition of VS Washington stock within two years prior to the spin-off, will give rise to a rebuttable presumption that the spin-off was effected pursuant to a prohibited plan and, thus, that Western Wireless recognized gain as a result of the spin-off.

     The precise standard that must be met by VS Washington to rebut the presumption is not presently clear. Thus, counsel is unable to opine on the issue and there is a risk that VS Washington will be unable to rebut the presumption. In addition, no matter what the standard is for rebutting the presumption, there is a risk that the IRS would not agree that any facts that would be presented by VS Washington would establish that the spin-off was not effected pursuant to a prohibited plan, and there is a risk that a court would concur with such an IRS position. As a result, Western Wireless would be required to recognize gain upon the spin-off and VS Washington would be required to indemnify Western Wireless on an after-tax basis for its resulting taxes, penalties, if any, and interest, and various other expenses. We estimate that the range of VS Washington's indemnity exposure, not including penalties and interest, is from zero to $400 million. Thus, if VS Washington is required to make an indemnity payment to Western Wireless, it could have a material adverse effect on us.

CONCERNS OVER RADIO FREQUENCY EMISSIONS OR OTHER HEALTH AND SAFETY RISKS MAY DISCOURAGE USE OF WIRELESS SERVICES AND ADVERSELY EFFECT OUR BUSINESS

     Media reports have suggested that some radio frequency emissions from wireless handsets may raise various health concerns, including cancer, and may interfere with various electronic medical devices, including hearing aids and pacemakers. Concerns over radio frequency emissions may discourage the use of wireless handsets, which would adversely affect our business. Negative findings of studies concerning health and safety risks of wireless handsets could have an adverse effect on the wireless industry, our business, or the use of global system for mobile communications technology, which we employ. Such findings could lead to governmental regulations that may have an adverse effect on our business. Several states have proposed or enacted legislation which would limit or prohibit the use and/or possession of a mobile telephone while driving an automobile. If states adopt and strictly enforce such legislation, it may have an adverse effect on our business.

WE MAY BE UNABLE TO PURCHASE OUR NOTES UPON A CHANGE OF CONTROL

     Upon the occurrence of a change of control, you, along with all other holders of our notes, may require us to repurchase all or a portion of our notes at 101% of the principal amount (or accreted value in the case of senior discount notes) of the notes, together with accrued and unpaid interest to the date of repurchase. If a change of control were to occur, we may not have the financial resources to repay the notes, our credit facilities and any other indebtedness that would become payable upon the occurrence of such change of control. The covenant requiring us to repurchase the notes will, unless consents of lenders under our credit agreement are obtained, require us to repay all indebtedness then outstanding under our credit agreement in the event of a change of control. There can be no assurance that we will have sufficient funds available at the time of any change of control to make any debt payment (including repurchase of our notes) required by this covenant. See "Description of our new Notes -- Repurchase of Notes upon a Change of Control.

THIS PROSPECTUS INCLUDES FORWARD-LOOKING STATEMENTS AND WE CAUTION YOU NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated by reference in this prospectus contain statements that are not based on historical fact, including the words "believes," "anticipates," "intends," "expects" and similar words. These statements constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, events or developments to be significantly different from any future results, events or developments expressed or implied by such forward-looking statements. Such factors include, without limitation:

     - general economic and business conditions, both nationally and in the regions in which we operate;

     - technology changes;

     - competition;

     - changes in business strategy or development plans;

     - our high level of debt;

     - the ability to attract and retain qualified personnel;

     - existing governmental regulations and changes in, or the failure to comply with, governmental regulations; and

     - product liability and other claims asserted against us.

     Given these uncertainties, we caution you not to place undue reliance on such forward-looking statements.

                               THE EXCHANGE OFFER


     Subject to the terms and conditions in this prospectus and in the accompanying Letter of Transmittal, we will exchange our outstanding 10 3/8% senior notes due 2009 and our 11 7/8% senior discount notes due 2009 that are properly tendered on or before the expiration of the offer, and not withdrawn, for a like principal amount of our registered new notes having terms substantially identical to the outstanding notes. The expiration of the offer is 5:00 p.m., New York City time, on May 8, 2000 unless we extend it.


     We may, at any time or from time to time, extend the expiration date, by giving oral or written notice of such extension in the manner described below. During any such extension, all outstanding notes previously tendered will remain subject to the exchange offer and we may accept them for exchange. Any outstanding notes that we do not accept for exchange for any reason will be returned to you without cost as promptly as practicable after the expiration or termination of the exchange offer.

     This prospectus, together with the Letter of Transmittal, is first being sent on or about the date of this prospectus to all holders of our outstanding notes that are the subject of the offers described herein. Our obligation to accept outstanding notes for exchange is subject to certain conditions as set forth below under "-- Certain Conditions to the Exchange Offer."

     Outstanding notes tendered in the exchange offer must be in denominations of principal amounts of $1,000 and any integral multiples thereof.

  Terms of Exchange Offer

     For each of our outstanding notes accepted for exchange, the holder will receive a new note having a principal amount or principal amount at maturity in the case of the senior discount notes, equal to that of our surrendered outstanding note. Holders of our outstanding notes that are accepted for exchange will waive the right to receive any interest on those notes that has accrued since the later of November 9, 1999 (their issuance date) or the most recent date on which interest was paid. Our new notes issued in exchange will be deemed to have begun accruing interest on the date from which interest on the outstanding notes will be waived. Consequently, holders of our outstanding notes who exchange them for our new notes will receive the same interest payments that they would have received had they not accepted the exchange offer.

Procedures for Tendering Outstanding Notes

     In all cases, issuance of our new notes for outstanding notes that are accepted for exchange will be made only after timely receipt by the exchange agent of:

          (i) certificates for such outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at the book-entry transfer facility;

          (ii) a properly completed and duly executed Letter of Transmittal or an agent's message in lieu thereof; and

          (iii) all other required documents.

     The term "agent's message" means a message, transmitted by the book-entry transfer facility to and received by the exchange agent. It forms a part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from the tendering participant stating that the participant has received and agrees to be bound by the Letter of

Transmittal and that we may enforce the Letter of Transmittal against that participant. THE METHOD OF DELIVERY OF THE OUTSTANDING NOTES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF DELIVERY MADE IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT. NO DOCUMENTS SHOULD BE SENT TO US.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by one of the following eligible institutions:

     - a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc.;

     - a commercial bank; or

     - a trust company having an office or correspondent in the United States; unless the notes tendered are tendered:

          (i) by a registered holder of the notes who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal; or

          (ii) for the account of an eligible institution.

     If tendered notes are registered to a person who did not sign the Letter of Transmittal, they must be endorsed by, or be accompanied by a written transfer or exchange duly executed by, the registered holder with the signature guaranteed by an eligible institution and they must be accompanied by appropriate powers of attorney, signed exactly as the name of the registered holder appears on the outstanding notes. All questions of adequacy of the form of the writing will be determined by us in our sole discretion.

     If the Letter of Transmittal or any outstanding notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by us, submit evidence satisfactory to us of their authority to so act with the letter of transmittal.

     We will determine all questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any and all tenders of any particular outstanding notes not properly tendered or not to accept any particular outstanding notes if our acceptance would, in our opinion or in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular outstanding notes either before or after the expiration date.

     Our interpretation of the terms and conditions of the exchange offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within a time period we determine. Neither we, the exchange agent nor any other person is under any duty to give notification of defects or irregularities with respect to tenders of outstanding notes nor shall any of them incur any liability for failure to give such notification. Any outstanding notes will not be considered to have been properly tendered until the defects or irregularities in the tender have been cured or waived.

Any outstanding notes received by the exchange agent that have not been properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the exchange agent to the tendering holder unless otherwise provided in the Letter of Transmittal, as soon as practicable following the expiration date.

     We reserve the right in our sole discretion:

          (i) to terminate the exchange offer;

          (ii) to purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date; and

          (iii) to the extent permitted by applicable law, to purchase outstanding notes in the open market, in privately negotiated transactions or otherwise on terms different from the terms of the exchange offer.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes

     Upon satisfaction or waiver of the conditions to the exchange offer, we will accept, promptly, all outstanding notes properly tendered and will issue the new notes in exchange. See "-- Certain Conditions to the Exchange Offer."

     We are deemed to have accepted properly tendered outstanding notes for exchange if or when we give oral or written notice of acceptance to the exchange agent, with written confirmation of any oral notice to follow promptly.

     If any tendered notes are not accepted for any reason or if outstanding notes are submitted for a greater principal amount than the holder desired to exchange, the unaccepted, non-exchanged or unsold portion of outstanding notes will be returned without expense to the tendering holder (or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at the book-entry transfer facility pursuant to the book-entry procedures described below, the unaccepted, non-exchanged or unsold outstanding notes will be credited to an account maintained with such book-entry transfer facility) as promptly as practicable after the expiration or termination of the exchange offer.

Book-Entry Transfer

     The exchange agent will make a request to establish an account with respect to the outstanding notes at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of outstanding notes by causing the book-entry transfer facility to transfer the outstanding notes into the exchange agent's account at the book-entry transfer facility in accordance with the facility's procedures. However, while delivery of outstanding notes may be effected through book-entry transfer at the book-entry transfer facility, the Letter of Transmittal (or a facsimile thereof or an agent's message in lieu thereof), with any required signature guarantees and any other required documents, must still be transmitted to and received by the exchange agent at one of the addresses set forth below, under "-- Exchange Agent" on or before the expiration date or the guaranteed delivery procedures described below must be complied with.

Guaranteed Delivery Procedures

     A holder who wishes to tender outstanding notes, but

          (i) the outstanding notes are not immediately available, or

          (ii) the outstanding notes, the Letter of Transmittal, or any other required documents cannot be delivered to the exchange agent on a timely basis, or

          (iii) book-entry transfer of the outstanding notes cannot be completed on a timely basis,

     may effect a tender if:

          (a) the tender is made through an institution eligible to guarantee signatures on the Letter of Transmittal; and

          (b) before the expiration date, the exchange agent receives from the eligible institution:

        - a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the outstanding notes;

        - the certificate number or numbers of such outstanding notes and the principal amount of outstanding notes tendered, stating that the tender is being made thereby, and guaranteeing that the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed Letter of Transmittal (or a facsimile thereof or an agent's message in lieu thereof) with any required signature guarantees, and all other documents required by the Letter of Transmittal are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery; and

        - the certificates for all physically tendered outstanding notes, in proper form for transfer, or a book-entry confirmation, as the case may be, together with a properly completed and duly executed Letter of transmittal (or a facsimile thereof or an agent's message in lieu thereof), with any required signature guarantees and any other documents required by the Letter of Transmittal, are deposited by the eligible institution with the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

     Except as otherwise provided herein, tendered notes may be withdrawn at any time prior to the expiration of the exchange offer.

     To withdraw a tendered note, a written notice of withdrawal must be timely received by the exchange agent at its address set forth herein. Any such notice of withdrawal must:

          (i) specify the name of the depositor having tendered the outstanding note to be withdrawn;

          (ii) include a statement that the depositor is withdrawing its election to have the outstanding note exchanged, and identify the outstanding note to be withdrawn (including the certificate number or numbers and principal amount of the outstanding note); and

          (iii) where a certificate for the outstanding note has been transmitted, specify the name in which such outstanding note is registered, if different from that of the withdrawing holder.

     If a certificate for the tendered note has been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates the withdrawing holder must also submit:

          (i) the serial number of the particular certificate to be withdrawn;
     and

          (ii) signed notice of withdrawal with signatures guaranteed by an eligible institution unless the holder is an eligible institution.

     If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the facility.

     We will determine all questions as to the validity, form and eligibility (including time or receipt) for withdrawal notices. Our determination shall be final and binding on all parties.

     Any outstanding notes so withdrawn will be considered not to have been validly tendered for purposes of the exchange offer and no new notes will be issued with respect thereto unless the outstanding notes so withdrawn are validly retendered.

Certain Conditions to the Exchange Offer

     The exchange offer are subject to the condition that it does not violate applicable law or any applicable interpretation of the staff of the commission. We cannot assure you that this condition will be satisfied. Holders of our outstanding notes will have rights against us under the registration rights agreement should we fail to consummate the exchange offer.

     If we determine that we may terminate the exchange offer, as set forth above, we may:

          - refuse to accept any outstanding notes and return any outstanding notes that have been tendered;

          - extend the exchange and retain all outstanding notes tendered prior to the expiration date; or

          - waive a termination event with respect to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn.

     If the waiver would constitute a material change in the exchange offer, we will disclose that change through a supplement to this prospectus that will be distributed to each registered holder of outstanding notes. In addition, we will extend the exchange offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the outstanding notes, if the exchange offer would otherwise expire during such period.

Exchange Agent

     Harris Trust Company of California, the trustee under the indentures related to our outstanding senior notes and senior discount notes, has been appointed as exchange agent for the exchange offer. All executed Letters of Transmittal and written notices of withdrawal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance and requests for additional copies of this prospectus or of the Letter of Transmittal should be directed to the exchange agent addressed as follows:

                                 By Facsimile:

                                 (212) 701-7636
                                 (212) 701-7640
                      Attention: Reorganization Department

                             Confirm by telephone:

                                 (212) 701-7624

                        By Registered or Certified Mail:

                       Harris Trust Company of California
                      c/o Harris Trust Company of New York
                              Wall Street Station
                                 P.O. Box 1010
                            New York, NY 10268-1010
                      Attention: Reorganization Department

                                    By Hand:

                       Harris Trust Company of California
                      c/o Harris Trust Company of New York
                                 88 Pine Street
                                   19th Floor
                               New York, NY 10005
                      Attention: Reorganization Department

                             By Overnight Courier:

                       Harris Trust Company of California
                      c/o Harris Trust Company of New York
                                 88 Pine Street
                                   19th Floor
                               New York, NY 10005
                      Attention: Reorganization Department

     DELIVERY OF THE LETTER OF TRANSMITTAL OR OF WRITTEN NOTICES OF WITHDRAWAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION OF INSTRUCTIONS VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

     We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer.

     The estimated cash expenses to be incurred in connection with the exchange offer will be paid by us and are estimated to be $500,000.

Transfer Taxes

     Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes in connection with the exchange. Holders who instruct us to register new notes in the name of, or request that portions of outstanding notes not tendered or not accepted for exchange be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

                                  THE COMPANY


     We are a leading provider of personal communications services through technology based on the wireless communications standard known as Global System for Mobile Communications, commonly known as GSM. Our licenses, together with licenses held by joint ventures in which we are an investor, cover 17 of the 25 largest markets in the continental United States and over 193 million persons. Our company was incorporated in June 1999 as a Delaware corporation to act as the parent company for the business combination of VoiceStream Wireless Corporation, a Washington corporation (now known as VS Washington, Inc.), Omnipoint and Aerial Communications, Inc., a Delaware corporation. On February 25, we became the parent company of both VS Washington and Omnipoint. Our business currently consists of the combined businesses of VS Washington and Omnipoint and their subsidiaries. The shareholders of Aerial have approved transactions through which we will also become the parent of Aerial. There can be no assurance that the Aerial transactions will be completed. Upon completion of those transactions, we will add the current business of Aerial to our business. This combined business will have licenses that cover 23 of 25 largest markets in the continental United States and over 222 million persons.


     We are organized as a Delaware corporation with our principal executive offices located at 3650 131st Avenue S.E., Bellevue, WA 98006. Our telephone number is (425) 653-4600. Our common stock is traded on the Nasdaq Stock Market under the symbol "VSTR."

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the deficiency of our actual earnings to our actual fixed charges for the year ended December 31, 1995, 1996, 1997, 1998 and 1999, and the deficiency of our pro forma earnings to our pro forma fixed charges for the year ended December 31, 1999, adjusted to give effect to the mergers with Omnipoint and Aerial as if they occurred on January 1, 1999.

                             PRO FORMA                            ACTUAL
                            -----------   ------------------------------------------------------
                               1999         1999        1998        1997        1996      1995
                            -----------   ---------   ---------   ---------   --------   -------
Earnings (Loss)...........  $(1,467,555)  $(340,569)  $(213,049)  $(200,258)  $(80,179)  $(3,525)
Fixed Charges.............      510,119     116,654      43,017      67,557     11,371       603
                            -----------   ---------   ---------   ---------   --------   -------
Deficiency................  $(1,977,674)  $(457,223)  $(256,066)  $(267,815)  $(91,550)  $(4,128)
                            ===========   =========   =========   =========   ========   =======

                                USE OF PROCEEDS

     We will not receive any cash proceeds from the issuance of our new notes in the exchange offer.

                          DESCRIPTION OF OUR NEW NOTES

GENERAL

     You can find the definitions of certain capitalized terms used in the following summary under the subheading "-- Certain Definitions".

     We will issue the 10 3/8% Senior Notes due 2009 and the 11 7/8% Senior Discount Notes due 2009 under two separate indentures, each between us and Harris Trust Company of California, as trustee. The terms of the notes include those stated in the indentures and those made part of the indentures by reference to the Trust Indenture Act of 1939, as amended.

     The following is a summary of the material provisions of the indentures. It does not restate the indentures in their entirety. We urge you to read the indentures, because they, and not this description, define your rights as holders of notes. Copies of the indentures are available upon request from the trustee.

     Notwithstanding anything herein to the contrary, no provisions of the indentures shall be violated as a result of the consummation of any of the transactions contemplated by the Aerial reorganization, nor will the provisions of the indentures with respect to change of control events or requiring certain actions with respect to proceeds for Asset Dispositions be applicable to any such transaction.

BRIEF DESCRIPTION OF THE NOTES

     The Senior Notes:

     - will be, upon issuance, general obligations of ours;

     - rank equal in right of payment with all of our other senior unsecured Indebtedness, including the Senior Discount Notes;

     - rank senior in right of payment to all of our subordinated unsecured Indebtedness;

     - rank junior to secured obligations of ours, with respect to the assets which are secured, and will rank equal to such obligations to the extent that the secured assets do not satisfy the secured obligations;

     - rank junior to all existing and future Indebtedness and other liabilities of our subsidiaries, which amounted to approximately $3.3 billion at February 29, 2000.

     - accrue interest from November 9, 1999 at a rate of 10 3/8%, which is payable semi-annually commencing May 15, 2000; and

     - mature on November 15, 2009.

     The Senior Discount Notes:

     - will be, upon issuance, general obligations of ours;

     - rank equal in right of payment with all of our other senior unsecured Indebtedness, including the Senior Notes;

     - rank senior in right of payment to all of our subordinated unsecured Indebtedness;

     - rank junior to secured obligations of ours, with respect to the assets which are secured, and will rank equal to such obligations to the extent that the secured assets do not satisfy the secured obligations;

     - rank junior to all existing and future Indebtedness and other liabilities of our subsidiaries, which amounted to approximately $3.3 billion on February 29, 2000.

     - accrete in value, from November 9, 1999 through November 15, 2004, to their principal amount at maturity;

     - accrue interest from November 15, 2004 at a rate of 11 7/8%, which is payable semi-annually commencing May 15, 2005; and

     - mature on November 15, 2009.

     We will offer to repurchase notes under circumstances described in the indentures upon:

     - a Change of Control Triggering Event; or

     - an Asset Disposition by us or any of our Restricted Subsidiaries.

     We may repurchase all notes upon a Change of Control Triggering Event.

     The indentures governing the notes also contain the following covenants:

     - restrictions on incurrence of consolidated indebtedness;

     - restrictions on Restricted Payments;

     - restrictions on dividend and other payment restrictions affecting Subsidiaries;

     - limitation on issuances and sales of Capital Stock of Restricted Subsidiaries;

     - restrictions on transactions with Affiliates;

     - restrictions on Liens;

     - restrictions on sale and leaseback transactions;

     - undertaking to deliver reports; and

     - restrictions on merger, consolidation or sales of assets.

     Our operations are conducted through Subsidiaries and, therefore, depend on the cash flow of Subsidiaries to meet our obligations, including obligations under the notes. Our Subsidiaries, including Omnipoint and its Subsidiaries will not be guarantors of the notes and the notes will be structurally subordinated to all indebtedness, including all borrowings, of those Subsidiaries. Our right to receive assets of any Subsidiaries upon the liquidation or reorganization of those Subsidiaries (and the consequent right of the holders of the notes to participate in those assets) will be legally subordinated to the claims of that Subsidiary's creditors, except to the extent that we are recognized as a creditor of that Subsidiary. If we are recognized as a creditor of a Subsidiary, our claims would still be subordinate in right of payment to any security in the assets of that Subsidiary and any indebtedness of that Subsidiary senior to that held by us. See "Risk Factors -- The notes are the obligations of a holding company which has no operations and depends on subsidiaries for cash, and its subsidiaries may be limited in their ability to make funds available".

     As of the date of the indentures, all of our Subsidiaries will be Restricted Subsidiaries and assuming completion of the Aerial reorganization, Aerial and all of its Subsidiaries will be Restricted Subsidiaries. However, under certain circumstances, we will each be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the indentures.

PRINCIPAL, MATURITY AND INTEREST

SENIOR NOTES

     We will issue Senior Notes with an aggregate principal amount of up to $1.1 billion. The indenture governing the Senior Notes will allow us to issue additional Senior Notes. These additional Senior Notes will be limited to an aggregate principal amount of up to $1.1 billion. The issuance of any of those additional Senior Notes will be subject to our ability to incur Indebtedness under the covenant described under "-- Covenants -- Limitation on Consolidated Indebtedness" and similar restrictions in the instruments governing our other Indebtedness. Any such additional Senior Notes will be treated as part of the same class and series as the Senior Notes issued in the offering for purposes of voting under the indenture governing the Senior Notes. The Senior Notes will mature on November 15, 2009. We will issue the Senior Notes in denominations of $1,000 and integral multiples of $1,000.

     Interest on the Senior Notes will accrue at the rate of 10 3/8% per annum and will be payable in U.S. dollars semiannually in arrears on May 15 and November 15, commencing on May 15, 2000. The Issuers will make each interest payment to holders of record on the immediately preceding May 1 and November 1.

     Cash interest will accrue on the Senior Notes from the most recent date to which interest has been paid or, if no interest has been paid, from the date of the indenture governing the Senior Notes. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

SENIOR DISCOUNT NOTES

     We will issue Senior Discount Notes with an aggregate principal amount at maturity of $720 million. The indenture governing the Senior Discount Notes will allow us to issue additional Senior Discount Notes. These additional Senior Discount Notes will be limited to an aggregate principal amount at maturity of $750 million. The issuance of any of those additional Senior Discount Notes will be subject to our ability to incur Indebtedness under the covenant described under "-- Covenants -- Limitation on Consolidated Indebtedness" and similar restrictions in the instruments governing our other Indebtedness. Any such additional Senior Discount Notes will be treated as part of the same class and series as the Senior Discount Notes issued in the offering for purposes of voting under the indenture governing the Senior Discount Notes. The Senior Discount Notes will mature on November 15, 2009. We will issue the Senior Discount Notes in denominations of $1,000 and integral multiples of $1,000.

     No cash interest will accrue on the Senior Discount Notes before November 15, 2004. The Accreted Value of the Senior Discount Notes will accrete (representing the amortization of original issue discount) between the date of the indenture governing them and November 15, 2004, on a semiannual bond equivalent basis using a 360-day year comprised of twelve 30-day months such that the Accreted Value shall be equal to the full principal amount of the Senior Discount Notes on November 15, 2004, the Full Accretion Date. Beginning on November 15, 2004, interest on the Senior Discount Notes will accrue at the rate of 11 7/8% per annum and will be payable in U.S. dollars semiannually in arrears on May 15 and November 15, commencing on May 15, 2005. We will make each interest payment to holders of record on the immediately preceding May 1 and November 1.

     Beginning on November 15, 2004 cash interest will accrue on the Senior Discount Notes from the most recent date to which interest has been paid or, if no interest has been paid, from the Full Accretion Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

METHOD OF RECEIVING PAYMENTS ON THE NOTES

     If a holder has given wire transfer instructions to us, we will make all payments of principal, premium and interest, if any, on that holder's notes in accordance with those instructions. All other payments on the notes will be made at the office or agency of the paying agent and registrar for the notes within the City and State of New York unless we elect to make interest payments by check mailed to the holders at their principal address set forth in the register of holders.

PAYING AGENT AND REGISTRAR FOR THE NOTES

     The trustee under the indentures will initially act as the paying agent and registrar for the notes. We may change the paying agent or registrar under the indentures without prior notice to the holders of the notes, and we or any of our Subsidiaries may act as paying agent or registrar under the indentures.

OPTIONAL REDEMPTION

SENIOR NOTES

     Until November 15, 2002, we may on any one or more occasions redeem up to 35% of the aggregate principal amount of the Senior Notes originally issued at a redemption price of 110.375% of the principal amount thereof with the net cash proceeds of one or more Public Equity Offerings and/or Strategic Equity Infusions; provided that:

          (1) at least 65% of the aggregate principal amount of Senior Notes originally issued remains outstanding immediately after such redemption (excluding Senior Notes held by us or our Subsidiaries); and

          (2) the redemption occurs within 60 days of the date of the Public Equity Offering or Strategic Equity Investment.

     Except pursuant to the preceding paragraph and the provisions of the indenture governing the Senior Notes described under "-- Optional
Redemption -- Change of Control" below, the Senior Notes will not be redeemable at our option prior to November 15, 2004. After November 15, 2004, we may redeem all or a part of the Senior Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued interest, if any, on the Senior Notes redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on November 15 of the years indicated below:

                       YEAR                         PERCENTAGE
                       ----                         ----------
2004..............................................   105.188%
2005..............................................   103.458%
2006..............................................   101.729%
2007 and thereafter...............................     100.0%

SENIOR DISCOUNT NOTES

     Until November 15, 2002, we may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of the Senior Discount Notes originally issued at a redemption price of 111.875% of the Accreted Value thereof with the net cash proceeds of one or more Public Equity Offerings and/or Strategic Equity Infusions; provided that:

          (1) at least 65% of the aggregate principal amount at maturity of Senior Discount Notes originally issued remains outstanding immediately after the occurrence of such redemption (excluding Senior Discount Notes held by us or our Subsidiaries); and

          (2) the redemption occurs within 60 days of the date of the Public Equity Offering or Strategic Equity Investment.

     Except pursuant to the preceding paragraph and the provisions of the indenture governing the Senior Discount Notes described under "-- Optional Redemption -- Change of Control" below, the Senior Discount Notes will not be redeemable at our option prior to November 15, 2004. After November 15, 2004, we may redeem all or a part of the Senior Discount Notes upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued interest, if any, on the Senior Discount Notes redeemed to the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period beginning on November 15 of the years indicated below:

                       YEAR                         PERCENTAGE
                       ----                         ----------
2004..............................................   105.938%
2005..............................................   103.958%
2006..............................................   101.979%
2007 and thereafter...............................     100.0%

SELECTION AND NOTICE

     If less than all the Senior Notes or the Senior Discount Notes, as the case may be, are to be redeemed at any time, the trustee under the applicable indenture will select notes for redemption as follows:

          (1) if the notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange, if any, on which the notes are listed; or

          (2) if the notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

     No notes of $1,000 principal amount at maturity or less will be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

     If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount of that note to be redeemed. A new note in principal amount equal to the unredeemed portion of the original note presented for redemption will be issued in the name of the holder of such note upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue or accrete on notes or portions of them called for redemption.

MANDATORY REDEMPTION

     We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

OPTIONAL REDEMPTION -- CHANGE OF CONTROL

     If a Change of Control Triggering Event occurs, we will have the right to repurchase in whole the notes at a redemption price equal to the greater of:

          (1) 101% of the aggregate principal amount of the Senior Notes and any Senior Discount Notes purchased after the Full Accretion Date, plus accrued and unpaid interest and Special Interest on the notes, if any (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), and 101% of the Accreted Value of any Senior Discount Notes purchased prior to the Full Accretion Date; and

          (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including the portion of any such payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis at the Adjusted Treasury Rate, plus accrued and unpaid interest and Special Interest on the notes, if any.

A "Change of Control Triggering Event" will be deemed to have occurred if a Change of Control and a Rating Decline occur. A"Rating Decline" will be deemed to have occurred if at any time within the earlier of (1) 90 days after the date of public notice of a Change of Control, or of our intention or the intention of any Person to effect a Change of Control and (2) the occurrence of the Change of Control (which period shall in either event be extended so long as the rating of either the Senior Notes or the Senior Discount Notes is under publicly announced consideration for possible downgrade by a Rating Agency), the rating of the Senior Notes or the Senior Discount Notes is decreased by either Rating Agency by one or more Gradations and the rating by both Rating Agencies on the Senior Notes or the Senior Discount Notes following such downgrade is below Investment Grade.

     Within 30 days following any Change of Control Triggering Event, we will mail a notice to each holder and each holder of our senior Indebtedness containing similar provisions to those set forth in the indentures describing the transaction or transactions that constitute the Change of Control Triggering Event and indicating our intention to repurchase the notes and such other senior Indebtedness (in which case the provisions of the indentures described under "-- Repurchase at the Option of Holders -- Change of Control" will not be applicable) on the Change of Control Payment Date specified in the notice. The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indentures and described in such notice.

REPURCHASE AT THE OPTION OF HOLDERS

CHANGE OF CONTROL

     If a Change of Control Triggering Event occurs, each holder of notes will have the right to require us to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000) of such holder's notes pursuant to an Offer to Purchase. The offer price in any Offer to Purchase will be payable in cash and will be 101% of the aggregate principal amount of the Senior Notes and any Senior Discount Notes repurchased after the Full Accretion Date, plus accrued and unpaid interest and Special Interest on the notes, if any (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), to the date of purchase, and 101% of the Accreted Value of any Senior Discount Notes purchased prior to the Full Accretion Date, plus any accrued and unpaid Special Interest on the Senior Discount Notes, if any. Within 30 days following any Change of Control Triggering Event, we will mail a notice to each holder and each holder of senior indebtedness of the Issuers containing provisions similar to those set forth in the indentures describing the transaction or transactions that constitute the Change of Control Triggering Event and offering to repurchase notes and such other senior Indebtedness on the Change of Control Payment Date specified in the notice. The Change of Control Payment Date will be no earlier than 30 days and no later than 60 days from the date the notice is mailed, pursuant to the procedures required by the indentures and described in such notice.

     On the Change of Control Payment Date, we will, to the extent lawful:

          (1) accept for payment all notes or portions of notes properly tendered pursuant to the Offer to Purchase;

          (2) deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

          (3) deliver or cause to be delivered to the trustee the notes so accepted together with an Officers' Certificate stating the aggregate principal amount of notes or portions of the notes being purchased by us.

     The paying agent will promptly mail to each holder of notes properly tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to unpurchased portion of the notes surrendered, if any; provided that the new note will be in a principal amount of $1,000 or an integral multiple of $1,000.

     The Change of Control Triggering Event provisions described above will be applicable whether or not any other provisions of the indentures are applicable. We will comply with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations to the extent those laws and regulations are applicable to any Offer to Purchase.

     Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indentures, but that could increase the amount of Indebtedness outstanding at such time or otherwise affect our capital structure. The Aerial merger will not be a Change of Control. Certain restrictions on our ability to incur additional Indebtedness are contained in the covenants described under "-- Covenants -- Limitation on Consolidated Indebtedness,"
"-- Covenants -- Limitation on Liens" and "-- Certain Covenants -- Limitation on Sale and Leaseback Transactions". Such restrictions can only be waived with the consent of the holders of a majority in principal amount of the notes then outstanding. Except for the limitations contained in the covenants, however, the indentures will not contain any covenants or provisions that may afford holders of the notes protection in the event of certain highly leveraged transactions.

     Our credit facility limits our access to the cash flow of our Subsidiaries and will, therefore, restrict our ability to purchase any notes. Our Credit Facility also provides that the occurrence of certain change of control events constitutes a default under the Credit Facility. In the event that a Change of Control Triggering Event occurs at a time when our Subsidiaries are prohibited from making distributions to us to purchase notes, and assuming the Aerial reorganization is completed, Aerial Subsidiaries will be prohibited from making distributions to Aerial, thus restricting our ability to purchase notes, we could cause those Subsidiaries to seek the consent of the lenders under the credit facility to allow the distributions or could attempt to refinance the Credit Facility. If we do not obtain a consent or repay such borrowings, we will remain prohibited from purchasing notes. In that case, our failure to purchase tendered notes would constitute an Event of Default under the indentures which would, in turn, constitute a default under the Credit Facility. Future Indebtedness may also contain prohibitions on the occurrence of certain events that would constitute a Change of Control or require such future Indebtedness to be repurchased if a Change of Control occurs. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such Indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders of notes following the occurrence of a Change of Control Triggering Event may be limited by our then-existing financial resources, including our ability to access the cash flow of our Subsidiaries, including any Subsidiaries of Aerial that become Subsidiaries upon completion of the Aerial reorganization. See "Risk Factors -- The notes are the obligations of a holding company which has no operations and depends on subsidiaries for cash and its subsidiaries may be limited in their ability to make funds available". There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

     The provision under either indenture relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control Triggering Event may be waived or modified with the written consent of the holders of a majority in principal amount of our senior notes, or principal amount at maturity of our senior discount notes.

     The definition of Change of Control includes a phrase relating to the sale, transfer or other conveyance of "all or substantially all" of our assets on a consolidated basis. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of notes to require us to repurchase the notes as a result of a sale, transfer or other conveyance of less than all of our assets to another Person or group may be uncertain.

ASSET DISPOSITION

     We and our respective Restricted Subsidiaries will not consummate an Asset Disposition unless:

          (1) we (or the Restricted Subsidiary, as the case may be) receive consideration at the time of such Asset Disposition at least equal to the Fair Market Value of the assets issued or sold or otherwise disposed of; and

          (2) at least 75% of the consideration received in such Asset Disposition by us or such Restricted Subsidiary is in the form of cash or readily marketable cash equivalents, the assumption of Indebtedness of ours or any Restricted Subsidiary or assets of a Telecommunications Business.

     Within the applicable time period specified below, we or the Restricted Subsidiary may apply Net Available Proceeds from an Asset Disposition to:

          (1) invest in assets of a Telecommunications Business or in a Person engaged in a Telecommunications Business; or

          (2) permanently repay any of our Indebtedness or any Indebtedness of a Restricted Subsidiary.

     Any Net Available Proceeds from Asset Dispositions that are not applied or invested in accordance with the preceding paragraph within 365 days from the date of such Asset Disposition, or within 18 months of such Asset Disposition if we or a Restricted Subsidiary has entered into a binding agreement to invest in such assets or Person, will be deemed to constitute Excess Proceeds. When the aggregate amount of Excess Proceeds exceeds $10 million (taking into account income earned on such Excess Proceeds), we will be required to make an Offer to Purchase to all holders of notes and all holders of our other senior Indebtedness containing provisions similar to those set forth in the indentures, on a pro rata basis according to principal amount, to purchase the maximum principal amount (or accreted value, as applicable) of notes and our other senior Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Offer to Purchase will be payable in cash and will be 100% of the principal amount of the Senior Notes and any Senior Discount Notes purchased after the Full Accretion Date, plus accrued and unpaid interest to the date of purchase, or 100% of the Accreted Value of the Senior Discount Notes purchased prior to the Full Accretion Date, in each case plus any accrued but unpaid Special Interest to but excluding the date of purchase. In the case of any other senior Indebtedness, the offer price will be 100% of the principal amount (or accreted value, as applicable) of the Indebtedness plus accrued and unpaid interest thereon, if any, to the date of purchase. If the aggregate principal amount of notes and our other senior Indebtedness surrendered for purchase by holders exceeds the amount of Excess Proceeds, then the notes and our other senior Indebtedness will be purchased pro rata according to the outstanding principal amount of such notes and our other senior Indebtedness with such adjustments as may be deemed appropriate by us so that only notes in denominations of $1,000 or integral multiples thereof shall be purchased. To the extent that any portion of the amount of Net Available Proceeds remains after compliance with the preceding sentence and provided that all holders of notes and other senior Indebtedness have been given the opportunity to tender their notes or other senior Indebtedness for purchase pursuant to the Offer to Purchase, we or the Restricted Subsidiary may use the remaining amount at their own discretion.

COVENANTS

LIMITATION ON CONSOLIDATED INDEBTEDNESS

     We and our respective Restricted Subsidiaries will not, incur any Indebtedness unless our Indebtedness to EBITDA Ratio, after giving pro forma effect thereto, is less than

                       FOR THE PERIOD                             RATIO
                       --------------                         -------------
Prior to December 31, 2005..................................  8.0 to 1; and
Thereafter..................................................     7 to 1

     Furthermore, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness:

          (1) Indebtedness of ours or any of our Restricted Subsidiaries, as the case may be, that is outstanding or committed at the time of the issuance of the notes;

          (2) Indebtedness of ours or any of our Restricted Subsidiaries, as the case may be, that is incurred under our Credit Facility;

          (3) Telecommunications Indebtedness;

          (4) the incurrence by us or any of our Restricted Subsidiaries of Acquired Indebtedness in connection with the acquisition of assets or a new Subsidiary and the incurrence by our Restricted Subsidiaries of Indebtedness as a result of the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that, in the case of any such incurrence of Acquired Indebtedness, such Acquired Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by us or one of our Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, the acquisition by us or one of our Restricted Subsidiaries; and provided further that, in the case of any incurrence pursuant to this clause (4), as a result of such acquisition by us or one of our Restricted Subsidiaries, we and our respective Restricted Subsidiaries would be permitted to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of this covenant, as applicable;

          (5) the incurrence by us or any of our Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in our business or the business of such Restricted Subsidiary, in an aggregate principal amount, including all Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (5), not to exceed $25 million at any one time outstanding;

          (6) Indebtedness of ours or any of our Restricted Subsidiaries owing to us or any of our Restricted Subsidiaries;

          (7) Indebtedness of ours or any of our Restricted Subsidiaries to renew, extend, refinance or refund any Indebtedness of ours or any of our Restricted Subsidiaries outstanding or committed on the date of renewal, extension, refinancing or refunding other than Indebtedness incurred pursuant to clause (2) or (6); provided, however, that such Indebtedness does not exceed the principal amount of outstanding or committed Indebtedness so renewed, extended, refinanced or refunded plus financing fees and other expenses (including make-whole or other repurchase payments or premiums) associated therewith; provided, further, that

             (a) such renewing, extending, refinancing or refunding Indebtedness has a final maturity date the same as or later than the final maturity date of the Indebtedness being renewed, extended, refinanced or refunded;

             (b) in the case of any refinancing or refunding of Indebtedness pari passu to the notes, the refinancing or refunding Indebtedness is made pari passu or subordinated to the notes and, in the case of any refinancing or refunding of Indebtedness subordinated to the notes, the refinancing or refunding Indebtedness is made subordinate to the notes to substantially the same extent as the Indebtedness refinanced or refunded; and

             (c) such renewing, extending, refinancing or refunding Indebtedness shall have an average life equal to or longer than the life of the Indebtedness being renewed, extended, refinanced or refunded;

          (8) any Guarantee by any Restricted Subsidiary of any Indebtedness incurred under the Credit Facility in compliance with this paragraph;

          (9) Indebtedness of ours or any of our Restricted Subsidiaries under (or constituting reimbursement obligations with respect to) letters of credit, performance or surety bonds or similar instruments issued in the ordinary course of a Telecommunications Business, including letters of credit in respect of workers' compensation claims or self-insurance, provided, however, that upon the drawing of any such letter of credit or other instrument, such obligations are reimbursed within 90 days following such drawing;

          (10) Indebtedness arising from agreements providing for indemnification, purchase price adjustments or similar obligations, or from guarantees of letters of credit, surety bonds or performance bonds securing any obligation of ours or any of our Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary of ours (other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary of ours for the purpose of financing such acquisition), in an amount not to exceed the gross proceeds actually received by us or any Restricted Subsidiary in connection with such disposition;

          (11) Indebtedness incurred by us or any of our Restricted Subsidiaries under Interest Rate Agreements or Currency Protection Agreements to hedge permitted Indebtedness;

          (12) Indebtedness of Omnipoint, Aerial or any of their respective Subsidiaries that is outstanding or committed at November 9, 1999;

          (13) Indebtedness under the notes;

          (14) Indebtedness due and owing to governmental entities in connection with telecommunications license fees or indebtedness incurred to finance the payment of deposits with and licensing fees to the FCC in connection with FCC license auctions;

          (15) Indebtedness of ours or any of our Restricted Subsidiaries, other than Indebtedness permitted pursuant to clauses (1) through (14) above, which, together with any other outstanding Indebtedness incurred pursuant to this clause (15), does not exceed $50 million at any time outstanding or committed.

     Notwithstanding the foregoing, the maximum amount of Indebtedness that we or any of our Restricted Subsidiaries may incur shall not be deemed to be exceeded due solely to the result of fluctuations in the exchange rates of currencies.

     For purposes of determining any particular amount of Indebtedness under the foregoing clauses, (1) Guarantees, Liens or obligations with respect to letters of credit supporting Indebtedness otherwise included in the determination of such particular amount shall not be included and (2) any Liens granted pursuant to the equal and ratable provisions described below shall not be treated as Indebtedness. For purposes of determining compliance with the Indebtedness incurrence restriction, in the event that an item of Indebtedness meets the criteria of more than one of the types of Indebtedness described in the above clauses, we may be, in its respective sole discretion shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses.

LIMITATION ON RESTRICTED PAYMENTS

     We and our Restricted Subsidiaries will not make any Restricted Payment unless after giving effect to that Restricted Payment:

          (1) no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred or is continuing;

          (2) we would be permitted to incur an additional $1.00 of Indebtedness pursuant to the first paragraph of the covenant described under "-- Limitation on Consolidated Indebtedness"; and

          (3) the total of all Restricted Payments made on or after the date of the indentures is less than or equal to the sum of:

             (a) Cumulative EBITDA less 1.6 times Cumulative Interest Expense;

             (b) 100% of the aggregate Net Cash Proceeds received by us since the date of the indentures from the issue or sale of our Equity Interests or of our debt securities that have been converted into such Capital Stock (other than to a Restricted Subsidiary);

             (c) an amount equal to the net reduction in Investments made by us or our Restricted Subsidiary subsequent to the date of the indentures in any Person resulting from:

                (A) payments of interest on debt, dividends, repayment of loans or advances, or other transfers or distributions of property, in each case to an Issuer or any Restricted Subsidiary from any Person;

                (B) to the extent that any Investment is sold for cash or otherwise liquidated or repaid for cash, the after-tax cash return of capital with respect to such Investment (less the cost of disposition, if any); and

                (C) the redesignation of any Unrestricted Subsidiary as a Restricted Subsidiary, in which case such aggregate amount of the net reduction in Investments will not exceed the amount of such Investments previously made by us and our respective Restricted Subsidiaries in such Person or Unrestricted Subsidiary, as the case may be, which were treated as Restricted Payments; and

             (d) $50 million.

     So long as no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing (other than in the case of clause (2) below), the preceding provisions will not prohibit:

          (1) the payment of any dividend within 60 days after declaration thereof if at the declaration date such payment would have complied with the foregoing provision;

          (2) the redemption, repurchase or other acquisition or retirement for value of any our Indebtedness subordinated to the notes in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of our Equity Interests, or from the incurrence of Indebtedness pursuant to a refinancing permitted under the provision of the indentures described under clause (7) of "-- Limitation on Consolidated Indebtedness";

          (3) the repurchase, redemption or other acquisition or retirement for value of our Equity in exchange for or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of our Equity Interests (other than Disqualified Stock);

          (4) the repurchase, redemption or other acquisition of our Equity Interests held by any of our or our subsidiaries' present or former employees, officers or directors; provided that the aggregate price paid for all such repurchased, redeemed or otherwise acquired Equity Interests shall not exceed $2.0 million in any fiscal year;

          (5) the repurchase, redemption or other acquisition or retirement for value of our Equity Interests to the extent necessary in the good faith judgment of the Board of Directors evidenced by a Board Resolution delivered to the trustee to prevent the loss or secure the renewal or reinstatement of any material license or franchise held by us or any Restricted Subsidiary from any government agency;

          (6) the repurchase of Indebtedness subordinated to the notes at a purchase price not greater than 101% of the principal amount thereof (plus accrued and unpaid interest) pursuant to a mandatory offer to repurchase made after a Change of Control Triggering Event, provided that we first make an Offer to Purchase the notes (and repurchase all tendered notes) under the indentures pursuant to the provisions of the indentures described under "-- Repurchases at the Option of Holders -- Change of Control";

          (7) Permitted Investments; and

          (8) payments or distributions to dissenting stockholders pursuant to applicable law in connection with a consolidation, merger or transfer of assets that complies with the provisions of the indentures applicable to mergers, consolidations and transfers of all or substantially all of the property and assets of an Issuer.

LIMITATIONS CONCERNING DISTRIBUTIONS AND TRANSFERS BY RESTRICTED SUBSIDIARIES

     We and our Restricted Subsidiaries will not create or otherwise cause or suffer to exist or become effective any consensual restriction or prohibition on the ability of any Restricted Subsidiary to:

          (1) pay dividends on, or make other distributions in respect of, its Capital Stock, or any other ownership interest or participation in, or measured by, its profits, to us or any of our Restricted Subsidiaries or pay any Indebtedness or other obligation owed to us or any Restricted Subsidiary;

          (2) make any loans or advances to us or any of our Restricted Subsidiaries; or

          (3) transfer any of its property or assets to us or any of our Restricted Subsidiaries.

     However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

          (1) any agreement in effect on the date of the indentures;

          (2) an agreement relating to any Indebtedness of such Restricted Subsidiary which was outstanding or committed prior to the date on which such Restricted Subsidiary was acquired by us other than in anticipation of becoming a Restricted Subsidiary;

          (3) an agreement described in (1), (2) or (4) of this paragraph effecting a renewal, extension, refinancing or refunding of any existing agreement, provided, however, that the provisions contained in such renewal, extension, refinancing or refunding agreement relating to such encumbrance or restriction are no more restrictive in any material respect than the provisions contained in the agreement the subject thereof;

          (4) an agreement entered into after the date of the indentures relating to any Indebtedness the incurrence of which is permitted under the indentures, provided, however, that the provisions contained in such agreement relating to such encumbrance or restriction are either no more restrictive in any material respect than those contained in the indentures or no more restrictive in any material respect than those contained in the credit facility;

          (5) an agreement by which we or any of our Restricted Subsidiaries obtain financing, provided that (A) such restriction is not materially more restrictive than customary provisions in comparable financing agreements and (B) our management determines that at the time such agreement is entered into such restriction will not materially impair our ability to make payments on the notes, such determination to be confirmed by an Officers' Certificate delivered to the trustee;

          (6) applicable law;

          (7) customary provisions restricting subletting or assignment of property subject to any lease governing any leasehold interest of any of our Restricted Subsidiary;

          (8) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the type referred to in clause (3) of the preceding paragraph;

          (9) restrictions of the type referred to in clause (3) of the preceding paragraph contained in security agreements securing Indebtedness of ours or a Restricted Subsidiary of ours to the extent that such Liens were otherwise incurred in accordance with the covenant described under "-- Limitation on Liens" and restrict the transfer of the collateral subject to such agreements without restricting the transfer of other property; or

          (10) an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock of, or property and assets of, a Restricted Subsidiary of ours.

     Nothing contained in the foregoing clauses shall prevent us or any of our Restricted Subsidiaries from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted under the indentures or (2) restricting the sale or other disposition of property or assets of ours or any of our Restricted Subsidiaries that secure Indebtedness of ours or any of our Restricted Subsidiaries.

LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF RESTRICTED SUBSIDIARIES

     We and our Restricted Subsidiaries will not, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of such Restricted Subsidiary or any other Restricted Subsidiary to any Person other than us or a Restricted Subsidiary; and will not permit any Restricted Subsidiary to issue shares of its Capital Stock or securities convertible into, or warrants, rights or options, to subscribe for or purchase shares of, its Capital Stock to any Person other than us or a Restricted Subsidiary, unless, in each such case:

          (1) immediately after giving effect to such issuance or sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the provision of the indentures described under "-- Limitation on Restricted Payments"; or

          (2) if such sale or disposition is effected in accordance with the terms of the provision of the indentures described under "-- Repurchase at the Option of Holders -- Asset Dispositions".

     The foregoing shall not prohibit the issuance of Capital Stock of our Restricted Subsidiary pursuant to an employee stock option plan approved by the Boards of Directors of the Restricted Subsidiary and us.

LIMITATIONS ON TRANSACTIONS WITH AFFILIATES AND RELATED PERSONS

     We and our respective Restricted Subsidiaries will not enter into any transaction involving aggregate consideration in excess of $5 million, including, without limitation, any purchase, sale, lease or exchange of property or the rendering of any service, with or to any Affiliate or Related Person (other than a Restricted Subsidiary) (each of the foregoing, an "Affiliate Transaction"), unless our management determines (which determination will be evidenced by an Officers' Certificate) that:

          (1) such transaction is in the best interests of ours or such Restricted Subsidiary; and

          (2) such transaction is on terms that are no less favorable to ours or a Restricted Subsidiary than those which might be obtained in arm's length transactions with a third party at the time.

     In the event that any transaction contemplated by the preceding paragraph involves aggregate consideration in excess of $10 million, a determination by a majority of the disinterested members of our Board of Directors (which determination shall be evidenced by a Board Resolution) will be required with respect to clause (1) and (2) above.

     Notwithstanding the foregoing, the following items will not be deemed to be Affiliate Transactions:

          (1) transactions between or among us and/or our Restricted Subsidiaries (other than a Restricted Subsidiary in which an Affiliate or Related Person of ours, other than a Wholly Owned Restricted Subsidiary, owns any Capital Stock or any option, warrant or other right to purchase Capital Stock);

          (2) customary payment of compensation to employees, officers or consultants in the ordinary course of business and payment of reasonable directors' fees and customary indemnification and insurance arrangements in favor of directors, regardless of affiliation with us;

          (3) Restricted Payments that are permitted by the provision of the indentures described above under the caption "-- Limitation on Restricted Payments";

          (4) payments and other transactions required under or contemplated by any agreement in effect on the date of the indentures and disclosed in our Form 10/A filed with the SEC on April 13, 1999, our Form 10-Q for the quarter ended June 30, 1999, our current reports on Form 8-K filed prior to October 15, 1999 (or not required to be disclosed therein pursuant to the rules and regulations of the Commission) and, assuming completion of the Aerial reorganization, Aerial's Form 10-K for the fiscal year ended December 31, 1998 and Forms 10-Q and 8-K filed during calendar year 1999 prior to November 4, 1999 (or not required to be disclosed therein pursuant to the rules and regulations of the Commission), or any agreement in effect at the time that an entity becomes a Restricted Subsidiary or is merged into us (and was not entered into in anticipation of such acquisition), or any amendment thereto or replacement of such agreement so long as any such amendment or replacement is not disadvantageous to the holders in any material respect; and

          (5) loans or advances to officers or employees of ours or our Restricted Subsidiary to pay business related travel expenses or reasonable relocation costs of such officers or employees in connection with their employment by us or any of our Restricted Subsidiaries.

LIMITATION ON LIENS

     We and our Restricted Subsidiaries will not incur or suffer to exist any Lien on or with respect to any property or assets now owned or hereafter acquired to secure any Indebtedness without making, or causing such Restricted Subsidiary to make, effective provision for securing the notes:

          (1) equally and ratably with such Indebtedness as to such property for so long as such Indebtedness will be so secured; or

          (2) in the event such Indebtedness is Indebtedness of over which is subordinate in right of payment to the notes, prior to such Indebtedness as to such property for so long as such Indebtedness will be so secured.

     The foregoing restrictions will not apply to the following Permitted Liens:

          (1) Liens existing in respect of any Indebtedness that exists on the date of the indentures or is outstanding or permitted under our Credit Facility;

          (2) Liens in favor of us or a Wholly Owned Restricted Subsidiary of ours on the assets or Capital Stock of another Wholly Owned Restricted Subsidiary of ours;

          (3) Liens to secure Indebtedness outstanding or committed for the purpose of financing all or any part of the purchase price or the cost of construction or improvement of the equipment or other property subject to such Liens; provided, however, that:

             (a) the principal amount of any Indebtedness secured by such a Lien does not exceed 100% of such purchase price or cost;

             (b) such Lien does not extend to or cover any other property other than such item of property or any improvements on such item; and

             (c) the incurrence of such Indebtedness is otherwise permitted by the indenture;

          (4) Liens on property existing immediately prior to the time of acquisition thereof (and not incurred in anticipation of the financing of such acquisition);

          (5) Liens to secure Indebtedness to extend, renew, refinance or refund (or successive extensions, renewals, refinancings or refundings), in whole or in part, Indebtedness secured by any Lien referred to in the foregoing clauses (1), (3) and (4) so long as such Lien does not extend to any other property and the principal amount of Indebtedness so secured is not increased except as otherwise permitted under the provision of the indentures described under clause (2) or (7) of "-- Limitation on Consolidated Indebtedness";

          (6) Liens securing any Indebtedness of any of the Restricted Subsidiaries of ours that was permitted by the terms of the indentures to be incurred;

          (7) Liens on any Capital Stock of any Unrestricted Subsidiary of ours securing Indebtedness of such Subsidiary that is Non-Recourse Indebtedness;

          (8) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business (other than obligations for the payment of money);

          (9) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted; provided that any reserve or other appropriate provision as shall be required in conformity with generally accepted accounting principles shall have been made therefor;

          (10) Carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business in respect of obligations that are not yet due, are bonded or are being contested in good faith by appropriate proceedings if adequate reserves with respect thereto are maintained on our books or our Restricted Subsidiary, as the case may be, in conformity with generally accepted accounting principles; and

          (11) Liens securing Interest Rate Agreements entered into in the ordinary course of business on any property also securing the permitted Indebtedness to which such Interest Rate Agreements relate.

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

LIMITATION ON SALE AND LEASEBACK TRANSACTIONS

     We and our Restricted Subsidiaries will not enter into any Sale and Leaseback Transaction with respect to any property of ours or any of our Restricted Subsidiaries (other than a Sale and Leaseback Transaction between us or a Restricted Subsidiary or any of them).

     The preceding covenant will not prohibit us or any of our Restricted Subsidiaries from entering into a Sale and Leaseback Transaction if:

          (1) we and our respective Restricted Subsidiaries would be entitled to create or incur a Lien to secure Indebtedness pursuant to the provision in the indenture described under "-- Limitation on Liens" equal in amount to the Attributable Value of the Sale and Leaseback Transaction without equally and ratably securing the notes; and

          (2) the Sale and Leaseback Transaction is treated as an Asset Disposition and the provision in the indentures described under "-- Repurchase at the Option of Holders -- Asset Disposition" is satisfied with respect to such Sale and Leaseback Transaction.

PROVISION OF FINANCIAL INFORMATION

     Whether or not required by the SEC, so long as any notes are outstanding, we will file with the Commission the annual reports, quarterly reports and other documents which we would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provision thereto if we were so required, such documents to be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which we would have been required so to file such documents if we were so required.

     In addition, whether or not required by the SEC, so long as any notes are outstanding, we will furnish to the holders of notes and the trustee within 15 days of each Required Filing Date copies of the annual reports, quarterly reports and other documents which we file with the Commission pursuant to such
Section 13(a) or 15(d) or any successor provision thereto or would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) or any successor provisions thereto if we were required to be subject to such Sections. If filing such documents by us, with the Commission is not permitted under the Securities Exchange Act of 1934, we will promptly upon written request supply copies of such documents to any prospective holder.

CONSOLIDATION, MERGER, CONVEYANCE, TRANSFER OR LEASE

     We will not consolidate with or merge into any Person or permit any other Person to consolidate with or merge into us, or transfer, sell, convey or lease or otherwise dispose of all or substantially all of our assets to, any Person unless:

          (1) (a) we are the surviving entity or (b) if such we are not the surviving entity then the successor or transferee is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and assumes all our obligations under the notes and the indentures,

          (2) after giving effect to such transaction, no Event of Default or event which with notice or lapse of time would become an Event of Default has occurred,

          (3) (a) immediately after giving effect to such transaction, we would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the provision of the indenture described in the first paragraph under "-- Limitation on Consolidated Indebtedness" or (b) after giving effect to such transaction the Indebtedness to EBITDA Ratio is not higher than the Indebtedness to EBITDA Ratio prior to giving effect to such transaction; and

          (4) an Officers' Certificate and an Opinion of Counsel covering such conditions shall be delivered to the trustee.

EVENTS OF DEFAULT AND REMEDIES

     Each of the following constitutes an Event of Default under the indentures:

          (1) failure to pay the principal of the notes when due and payable;

          (2) failure for 30 days to pay the interest, if any, on the notes when due and payable;

          (3) failure to perform or comply with the provisions of the indentures described under "-- Consolidation, Merger, Conveyance, Transfer or Lease";

          (4) failure to perform any other covenant or agreement of ours under the indentures continued for 30 days after written notice to us by the trustee or holders of at least 25% in aggregate principal amount of outstanding notes;

          (5) default by us or any of our respective Restricted Subsidiaries under the terms of any instrument evidencing or securing Indebtedness having an outstanding principal amount in excess of $25 million in the aggregate, which default results in the acceleration of the payment of such Indebtedness or constitutes the failure to pay the principal of such Indebtedness at maturity;

          (6) the rendering of a final judgment or judgments against us or any of our Restricted Subsidiaries in an amount in excess of $25 million which remains undischarged or unstayed for a period of 60 days after the date on which the right of appeal has expired; and

          (7) certain events of bankruptcy, insolvency or reorganization described in the indentures affecting either us or a Restricted Subsidiary.

     If an Event of Default, other than an event described under (7) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the notes of either series by notice as provided in the applicable indenture may declare the principal amount of the notes of such series to be due and payable immediately; provided, however, that after such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of outstanding Notes of such series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal of the Notes, have been cured or waived as provided in the applicable indenture. If an Event of Default described under (7) above shall occur, the Notes will become immediately due and payable without any declaration or other act on the part of the trustee or any holder.

     No holder of any Note will have any right to institute any proceeding with respect to the applicable indenture or for any remedy thereunder, unless such holder has previously given to the trustee written notice of an Event of Default and unless the holders of at least 25% in aggregate principal amount of the outstanding Notes of the applicable series have made written request to the trustee and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding Notes of such series a direction inconsistent with such request and has failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of a Note for enforcement of payment of the principal of and premium, if any, or interest on such Note on or after the respective due dates expressed in such note. The holders of a majority in aggregate principal amount of the notes of the applicable series outstanding may waive any existing Default except a Default in the payment of interest or principal (including premium) on the notes.

FORM, DENOMINATION, TRANSFER, EXCHANGE AND BOOK-ENTRY PROCEDURES

     The notes will be issued in fully registered form, without interest coupons, in denominations of $1,000 and any integral multiple thereof. No service charge will be made for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

CERTAIN DEFINITIONS

     "Accreted Value" means, as of any date prior to November 15, 2004, an amount per $1,000 principal amount at maturity of Senior Discount Notes that is equal to the sum of;

          (1) the initial offering price ($560.61 per $1,000 principal amount at maturity of Senior Discount Notes) of such Senior Discount Notes; and

          (2) the portion of the excess of the principal amount of such Senior Discount Notes over such initial offering price which shall have been amortized through such date, such amount to be so amortized on a daily basis and compounded semi-annually on each May and November at the rate of 11 7/8% per annum from the date of original issue of the Senior Discount Notes through the date of determination computed on the basis of a 360-day year of twelve 30-day months, and as of any date on or after November 15, 2004 the principal amount of each Senior Discount Note.

     "Acquired Indebtedness" means, with respect to any specified Person:

          (1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person; and

          (2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Adjusted Treasury Rate" will be determined on the third business day preceding any applicable redemption date and is the sum of:

          (1) the arithmetic mean of the yields under the heading "Week Ending" published in the Statistical Release most recently published prior to the date of determination under the caption "Treasury Constant Maturities" for the maturity (rounded to the nearest month) corresponding to the remaining life to maturity, as of the redemption date, of the principal being redeemed; and

          (2) 0.50%;

provided, however, that if no maturity set forth under such heading exactly corresponds to the maturity of such principal, yields for the two published maturities most closely corresponding to the maturity of such principal will be calculated as provided immediately above, and the Adjusted Treasury Rate will be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of the relevant periods to the nearest month.

     "Affiliate" of any Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition,

"control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly; whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

     "Asset Disposition" by any Person means any transfer, conveyance, sale, lease or other disposition by such Person or any of its Restricted Subsidiaries (including a consolidation or merger or other sale of any such Restricted Subsidiary with, into or to another Person in a transaction in which such Restricted Subsidiary ceases to be a Restricted Subsidiary, but excluding a disposition by a Subsidiary of such Person to such Person or a Wholly Owned Restricted Subsidiary of such Person or by such Person to a Wholly Owned Restricted Subsidiary of such Person) of:

          (1) shares of Capital Stock (other than directors' qualifying shares) or other ownership interests of a Subsidiary of such Person;

          (2) substantially all of the assets of such Person or any of its Subsidiaries representing a division or line of business; or

          (3) other assets or rights of such Person or any of its Subsidiaries.

     Notwithstanding the preceding, the following items shall not be deemed to be Asset Dispositions:

          (1) any single transaction or series of related transactions that (a) involves assets having a Fair Market Value of less than $15 million; or (b) results in net proceeds to us or any of our respective Restricted Subsidiaries of less than $15 million;

          (2) a Restricted Payment that is permitted by the covenant described above under the caption "-- Certain Covenants -- Limitation on Restricted Payments";

          (3) sales or other dispositions of inventory in the ordinary course of business and of receivables;

          (4) substantially simultaneous exchanges by us or any of our Restricted Subsidiaries of Telecommunications Assets for other Telecommunications Assets, provided that the Telecommunications Assets received by us or our Restricted Subsidiary have at least substantially equal or greater value to us or our Restricted Subsidiary (as determined by the Board of Directors whose good faith determination shall be conclusive and evidenced by a Board Resolution);

          (5) any sale or other disposition of any or all the Capital Stock of an Unrestricted Subsidiary; or

          (6) any sale or other disposition of Temporary Cash Investments.

Additionally, the contribution of Telecommunications Assets to an Unrestricted Subsidiary whereby an we or our Restricted Subsidiary receives Capital Stock of an Unrestricted Subsidiary shall be deemed a Restricted Payment only and shall not be deemed an Asset Disposition.

     "Attributable Value" means, as to any particular lease under which any Person is at the time liable other than a Capital Lease Obligation, and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by such Person under such lease during the initial term thereof as determined in accordance with generally accepted account principles, discounted from the last date of such initial term to the date of determination at a rate per annum equal to the discount rate which would be applicable to a Capital Lease Obligation with like term in accordance with generally accepted accounting principles. The net amount of rent required to be paid under any such lease for any such period shall be the aggregate amount of rent payable by the lessee with respect to such period after excluding amounts required to be paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease which is terminable by the lessee upon the payment of penalty, such net amount shall also include the lesser of the amount of such penalty (in which case no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the rent which would otherwise be required to be paid if such lease is not so terminated. "Attributable Value" means, as to a Capital Lease Obligation, the principal amount thereof.

     "Board Resolution" means a copy of a resolution certified by the Secretary or an Assistant Secretary of ours or one of our Subsidiaries, as the case may be, to have been duly adopted by the Board of Directors, to be in full force and effect on the date of such certification and delivered to the trustee.

     "Business Day" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York City, the State of Washington or the State of California are authorized or obligated by law or executive order to close.

     "Capital Lease Obligation" of any Person means the obligation to pay rent or other payment amounts under a lease of (or other Indebtedness arrangements conveying the right to use) real or personal property of such Person which is required to be classified and accounted for as a capital lease or a liability on the face of a balance sheet of such Person in accordance with generally accepted accounting principles (a "Capital Lease"). The stated maturity of such obligation shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. The principal amount of such obligation shall be the capitalized amount thereof that would appear on the face of a balance sheet of such Person in accordance with generally accepted accounting principles.

     "Capital Stock" means:

          (1) in the case of a corporation, corporate stock;

          (2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

          (3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

          (4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Change of Control" means

          (1) directly or indirectly a sale, transfer or other conveyance of all or substantially all our assets on a consolidated basis, to any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not applicable), excluding transfers or conveyances to or among us or our Wholly Owned Restricted Subsidiaries, as an entirety or substantially as an entirety in one transaction or series of related transactions, in each case with the effect that any Person or group of Persons that, as of the date of the indentures, are not Initial Investors or Affiliates of the Initial Investors own more than 50% of the total Voting Power entitled to vote in the election of directors, managers or trustees of the transferee entity immediately after such transaction;

          (2) the adoption of a plan relating to our liquidation or dissolution;

          (3) any "person" or "group" (as such terms are used for purposes of Sections 13(d) and 14(d) of the Exchange Act, whether or not applicable), other than the Initial Investors (or any Person or group of Persons that, at the date of the indentures, are Affiliates of the Initial Investors), is or becomes the "beneficial owner" (as that term is used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a Person shall be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of our total Voting Power; or

          (4) during any period of 24 consecutive months, individuals who at the beginning of such period constituted our Board of Directors (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the applicable Issuer was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of our Board of Directors then in office.

     "Consolidated Income Tax Expense" of any Person means for any period the provision for income taxes of such Person and its Consolidated Restricted Subsidiaries for such period.

     "Consolidated Indebtedness" of any Person means at any date the Indebtedness of such Person and its Consolidated Restricted Subsidiaries at such date.

     "Consolidated Interest Expense" of any Person means for any period the interest expense included in an income statement (taking into account the effect of any Interest Rate Agreements but without deduction of interest income) of such Person and its Consolidated Restricted Subsidiaries for such period, including without limitation or duplication (or, to the extent not so included, with the addition of):

          (1) the portion of any rental obligation in respect of any Capital Lease Obligation allocable to interest expense in accordance with generally accepted accounting principles;

          (2) the amortization of Indebtedness discounts;

          (3) any payments or fees with respect to letters of credit, bankers acceptances or similar facilities;

          (4) fees with respect to Interest Rate Agreements;

          (5) the portion of any rental obligations in respect of any Sale and Leaseback Transaction allocable to interest expense (determined as if such were treated as a Capital Lease Obligation); and

          (6) Preferred Stock dividends declared and payable in cash.

     "Consolidated Net Income" of any Person means for any period the net income (or loss) of such Person for such period determined on a consolidated basis in accordance with generally accepted accounting principles; provided that there shall be excluded therefrom (to the extent included and without duplication):

          (1) the net income (or loss) of any Person acquired by such Person or a Restricted Subsidiary of such Person after the date of the indenture in a pooling-of interests transaction for any period prior to the date of such transaction;

          (2) the net income (or loss) of any Person that is not a Consolidated Restricted Subsidiary of such Person except to the extent of the amount of dividends or other distributions actually paid to such Person by such other Person during such period;

          (3) gains or losses from sales of assets other than sales of assets acquired and held for resale in the ordinary course of business; and

          (4) all extraordinary gains and extraordinary losses.

     "Consolidated Restricted Subsidiary" of any Person means all other Persons that would be accounted for as consolidated Persons in such Person's financial statements in accordance with generally accepted accounting principles other than Unrestricted Subsidiaries.

     "Cumulative EBITDA" means our EBITDA and our Consolidated Restricted Subsidiaries EBITDA for the period beginning on January 1, 2001 through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

     "Cumulative Interest Expense" means the total amount of Consolidated Interest Expense of ours and our respective Consolidated Restricted Subsidiaries for the period beginning on January 1, 2001 through and including the end of the last fiscal quarter preceding the date of any proposed Restricted Payment.

     "Currency Protection Agreements" means any currency swap, cap, collar, floor, caption or swaption agreements, or any similar arrangements designed to hedge against a risk in the fluctuation of the exchange rate of a currency in which a payment to be made or received by either Issuer or any of its Restricted Subsidiaries is denominated, arising at any time between us or any of our Restricted Subsidiaries, on the one hand, and any Person (other than an Affiliate of ours or any of our Restricted Subsidiaries), on the other hand, as such agreement or arrangement may be modified, supplemented and in effect from time to time.

     "Disqualified Stock" of any person means any Capital Stock of such Person which, by its terms (or by the terms of any security into which it is convertible of for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of such Person, any Restricted Subsidiary of such Person or the holder thereof, in whole or in part, on or prior to the final Stated Maturity of the notes; provided, however, that any Preferred Stock which would not constitute Disqualified Stock but for provisions thereof giving holders thereof the right to require us to repurchase or redeem such Preferred Stock upon the occurrence of a change of control occurring prior to the final Stated Maturity of the notes shall not constitute Disqualified Stock if the change of control provisions applicable to such Preferred Stock specifically provide that we will not repurchase or redeem any such stock pursuant to such provisions prior to our repurchase of such notes as are required to be repurchased pursuant to the covenant described under "-- Change of Control".

     "EBITDA" of any Person means for any period the Consolidated Net Income for such period increased by the sum of:

          (1) Consolidated Interest Expense of such Person for such period, plus

          (2) Consolidated Income Tax Expense of such Person for such period, plus

          (3) the consolidated depreciation and amortization expense included in the income statement of such Person and its Consolidated Restricted Subsidiaries, for such period, plus

          (4) all other non-cash charges and expenses that were deducted in determining Consolidated Net Income for such period, minus all non-cash revenues and gains to the extent included in Consolidated Net Income for such period.

     "Eligible Institution" means a commercial banking institution that has combined capital and surplus of not less than $500 million or its equivalent in foreign currency, whose debt is rated "A-3" or higher, "A-" or higher or "A-" or higher according to Moody's Investors Service, Inc., Standard & Poor's Ratings Group or Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act) respectively, at the time as of which any investment or rollover therein is made.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Fair Market Value" means, with respect to any assets or Person, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined:

          (1) if such Person or assets has a Fair Market Value of less than $5 million, by our officer and evidenced by an Officers' Certificate, dated within 30 days of the relevant transaction; or

          (2) if such Person or assets has a Fair Market Value in excess of $5 million or more, by a majority of our Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which obligations or guarantee the full faith and credit of the United States is pledged and which have a remaining weighted average life to maturity of not more than one year from the date of Investment therein.

     "Gradation" means a gradation within a Rating Category or a change to another Rating Category, which shall include:

          (1) "+" and "-" in the case of S&P's current Rating Categories (e.g., a decline from BB+ to BB would constitute a decrease of one gradation);

          (2) 1, 2 and 3 in the case of Moody's current Rating Categories (e.g., a decline from Ba1 to Ba2 would constitute a decrease of one gradation); or

          (3) the equivalent in respect of successor Rating Categories of S&P or Moody's or Rating Categories used by Rating Agencies other that S&P or Moody's.

     "Guarantee" by any Person mean any obligation, contingent or otherwise, of such Person guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness; (2) to purchase property, securities or services for the purpose of assuring the holder of such Indebtedness of the payment of such Indebtedness; or (3) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; provided, however, that the Guarantee by any Person shall not include endorsements by such Person for collection or deposit, in either case, in the ordinary course of business.

     "Holder" means a Person in whose name a note is registered in the Security Register.

     "Indebtedness" means (without duplication), with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent:

          (1) every obligation of such Person for money borrowed;

          (2) every obligation of such Person evidenced by bonds, debentures, notes or similar Instruments;

          (3) every reimbursement obligation of such Person with respect to letters of credit, bankers' acceptances or similar facilities issued for the account of such Person;

          (4) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

          (5) every Capital Lease Obligation of such Person;

          (6) the maximum fixed redemption or repurchase price of Redeemable Stock of such Person at the time of determination;

          (7) every obligation to pay rent or other payment amounts of such Person with respect to any Sale and Leaseback Transaction to which such Person is a party; and

          (8) every obligation of the type referred to in clauses (1) through
     (7) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise.

     The amount of any Indebtedness outstanding as of any date shall be:

          (1) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest; and

          (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Indebtedness to EBITDA Ratio" of any Person means at any date the ratio of Consolidated Indebtedness outstanding on such date to the product calculated by multiplying the aggregate EBITDA for the first full fiscal quarter immediately preceding such date by four; provided, however, that, in the event such person or any of its Restricted Subsidiaries has acquired a Person during or after such period in a pooling-of-interests transaction, such computation shall be made on a pro forma basis as if the transaction had taken place on the first day of such period.

     "Investment Grade" means a rating of at least BBB-, in the case of S&P, or Baa3, in the case of Moody's.

     "Initial Investors" means the Hutchison Telecommunications PCS (USA) Limited and our shareholders that are affiliated with it, John W. Stanton and shareholders that are affiliated with him and Providence Media Partners.

     "Interest Rate Agreements" means any interest rate swap, cap, collar, floor, caption or swaption agreements, or any similar arrangements designed to hedge the risk of variable interest rate volatility or to reduce interest costs, arising at any time between us or any of our Restricted Subsidiaries, on the one hand, and any Person (other than an Affiliate of ours or any of our Restricted Subsidiaries), on the other hand, as such agreement or arrangement may be modified, supplemented and in effect from time to time.

     "Investment" by any Person means any direct or indirect loan, advance or other extension of credit or capital contribution (by means of transfers of cash or other property to others or payments for property or services for the account or use of others, or otherwise) to, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Indebtedness issued by, any other Person, including any payment on a guarantee of any obligation of such other Person, but shall not include trade accounts receivable in the ordinary course of business on credit terms made generally available to the customers of such Person.

     "Lien" means, with respect to any property or assets, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than an easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing).

     "Moody's" means Moody's Investors Service, Inc. or, if Moody's Investors Service, Inc. shall cease rating debt securities having a maturity at original issuance of at lest one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if Moody's Investors Service, Inc. ceases rating debt securities having a maturity at original issuance of at least one year and its rating business with respect thereto shall not have been transferred to any successor Person, then "Moody's" shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us, by a written notice given to the trustee.

     "Net Available Proceeds" means the aggregate amount of cash (including any other consideration that is converted into cash) received by us or any of our Restricted Subsidiaries in respect of an Asset Disposition, less the sum of:

          (1) all fees, commissions and other expenses incurred in connection with such Asset Disposition, including the amount of income taxes required to be paid by us or any of our Restricted Subsidiaries in connection therewith; and

          (2) the aggregate amount of cash so received which is used to retire any existing Indebtedness of us or any of our Restricted Subsidiaries which is required to be repaid in connection therewith.

     "Net Cash Proceeds" from the sale of Equity Interests means the aggregate amount of cash (including any other consideration that is converted into cash) received by us or any of our Restricted Subsidiaries in respect of such sale of Equity Interests, less the sum of:

          (1) all fees, commissions and other expenses incurred in connection with such sale of Equity Interests, including the amount of income taxes required to be paid by us or any of our Restricted Subsidiaries in connection therewith; and

          (2) the aggregate amount of cash so received which is used to retire any existing Indebtedness of ours or any of our Restricted Subsidiaries which is required to be repaid in connection therewith.

     "Non-Recourse Debt" means Indebtedness:

          (1) as to which neither us nor any of our Restricted Subsidiaries;

             (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness);

             (b) is directly or indirectly liable (as a guarantor or otherwise); or

             (c) constitutes the lender;

          (2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary of ours) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of ours or any of our Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

          (3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of ours or any of our Restricted Subsidiaries.

     "Offer to Purchase" means a written offer (the "Offer") sent by us to each holder at his address appearing in the Security Register on the date of the Offer offering to purchase up to the principal amount of Senior Discount Notes specified in such Offer at the purchase price specified in such Offer.

     "Officers' Certificate" means a certificate signed by two officers at least one of whom shall be our Principal Executive Officer, Principal Accounting Officer or Principal Financial Officer and delivered to the trustee.

     "Opinion of Counsel" means a written opinion of counsel, who may be our Counsel, and who shall be reasonably acceptable to the trustee and delivered to the trustee.

     "Permitted Investments" include:

          (1) Investments in us or our Restricted Subsidiaries;

          (2) Investments in a Person such that the Person will become a Restricted Subsidiary after giving effect to the Investment or purchases of additional Equity Interests of a Restricted Subsidiary or of a Person who becomes a Restricted Subsidiary as a result of any such purchase;

          (3) a Temporary Cash Investment;

          (4) stock, obligations or other consideration received in satisfaction of judgments;

          (5) an Investment in any Person to the extent such Investment represents the non-cash portion of the consideration received for an Asset Disposition as permitted by the provision of the indentures described under "-- Asset Dispositions";

          (6) Investments (including acquisitions of other Telecommunications Businesses) not to exceed two times the Net Cash Proceeds from the sale of Equity Interests;

          (7) Investments (including acquisitions of other Telecommunications Businesses) made with Capital Stock;

          (8) Restricted Equity Investments;

          (9) Strategic Investments;

          (10) customary loans or advances made in the ordinary course of business to officers, directors or employees of ours or any of our Restricted Subsidiaries for travel, entertainment and moving and other relocation expenses; and

          (11) any other Investments not to exceed $100 million in the aggregate.

     "Person" means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

     "Preferred Stock" means, with respect to any Person, Capital Stock of such Person of any class or classes (however designated) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

     "Public Equity Offering" means an underwritten primary public offering of Common Stock pursuant to an effective registration statement under the Securities Act.

     "Rating Agency" means (1) S&P and Moody's or (2) any other rating agencies contemplated by the definitions of "S&P" and "Moody's".

     "Rating Category" means:

          (1) with respect to S&P, any of the following categories (any of which may include a "+" or "-"): AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories);

          (2) with respect to Moody's, any of the following categories (any of which may include a "1", "2" or "3"); Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories); and

          (3) the equivalent of any such categories of S&P or Moody's used by another Rating Agency, if applicable.

     "Redeemable Stock" of any Person means any equity security of such Person that by its terms or otherwise is required to be redeemed prior to the final Stated Maturity of the notes or is redeemable at the option of the holder thereof at any time prior to the final Stated Maturity of the notes.

     "Related Person" of any Person means any other Person owning (a) 5% or more of the outstanding Common Stock of such Person or (b) 5% or more of the Voting Power of such Person.

     "Restricted Entity" means, as applied to any Person, any corporation or other entity:

          (1) engaged in the acquisition, ownership, operation and management of assets in the Telecommunications Business;

          (2) over which such Person is responsible (either directly or through a services agreement) for day-to-day operations or otherwise has a technical services or comparable agreement that provides such Person with such rights, duties and obligations as are substantially similar to those rights, duties and obligations of ours under that certain Technical Services Agreement dated July 30, 1996, as amended, with respect to Cook Inlet Western Wireless PV/SS PCS, L.P.;

          (3) of which more than 40% of the outstanding Capital Stock (other than directors' qualifying shares) having ordinary voting power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, in the case of a corporation, or more than 40% of the outstanding ownership interests, in the case of an entity other than a corporation, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and by one or more Subsidiaries of such Person; and

          (4) that is formed or the ownership in which is acquired pursuant to an arms' length negotiation between such Person and the Restricted Entity or the other investors in such Restricted Entity that satisfies the requirements of the covenant described under "-- Limitation on Transactions with Affiliates and Related Persons".

     "Restricted Equity Investments" means:

          (1) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of Capital Stock or other ownership interests in a Restricted Entity or (b) any option, warrant or other right to acquire shares of Capital Stock or ownership interests of a Restricted Entity; or

          (2) any loan, advance, lease, capital contribution to, or Investment in, or payment of a Guarantee of any obligation of a Restricted Entity.

     "Restricted Payment" means, with respect to any Person:

          (1) any declaration or payment of a dividend or other distribution on any shares of such Person's Capital Stock (other than (a) dividends payable solely in shares of its Capital Stock or options, warrants or other rights to acquire its Capital Stock, (b) any declaration or payment of a dividend or other distribution by a Restricted Subsidiary to such Person or another Restricted Subsidiary or (c) any declaration or payment of a dividend or other distribution by a Restricted Subsidiary to any other shareholder of such Restricted Subsidiary, so long as such Person or its Restricted Subsidiaries receive their pro rata share of such dividends or distributions);

          (2) any payment on account of the purchase, redemption, retirement or acquisition of (a) any shares of Capital Stock of such Person or any Related Person (other than a Restricted Subsidiary) of such Person or (b) any option, warrant or other right to acquire shares of Capital Stock of such Person or any Related Person (other than a Restricted Subsidiary) of such Person, in each case other than pursuant to the cashless exercise of options;

          (3) any Investment other than a Permitted Investment; and

          (4) any redemption, defeasance, repurchase or other acquisition or retirement for value prior to any scheduled maturity, repayment or sinking fund payment, of any Indebtedness of such Person which is subordinate in right of payment to the notes.

     "Restricted Subsidiary" of any Person means any Subsidiary of such Person other than an Unrestricted Subsidiary.

     "Sale and Leaseback Transaction" of any Person means an arrangement with any lender or investor or to which such lender or investor is a party providing for the leasing by such Person of any property or asset of such Person which has been or is being sold or transferred by such Person more than 270 days after the acquisition thereof or the completion of construction or commencement of operation thereof to such lender or investor or to any Person to whom funds have been or are to be advanced by such lender or investor on the security of such property or asset. The stated maturity of such arrangement shall be the date of the last payment of rent or any other amount due under such arrangement prior to the first date on which such arrangement may be terminated by the lessee without payment of a penalty.

     "S&P" means Standard & Poor's Rating Services or, if Standard & Poor's Rating Services shall cease rating debt securities having a maturity at original issuance of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if S&P ceases rating debt securities having a maturity at original issuance of at least one year and its rating business with respect thereto shall not have been transferred to any successor Person, then "S&P" shall mean any other national recognized rating agency (other than S&P) that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us, by a written notice given to the Trustee.

     "Stated Maturity," when used with respect to any note means the date specified in such note as the date on which the principal of such note is due and payable.

     "Statistical Release" means the statistical release designated "H.15(519)" or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively-traded United States government securities adjusted to constant maturities, or, if such statistical release is not published at the time of any determination under the terms of the Senior Discount Notes, such other reasonably comparable index which will be designated by us.

     "Strategic Equity Infusion" means an equity investment in us made by a Strategic Investor in an aggregate amount of not less than $250 million.

     "Strategic Investment" means an Investment in one or more Persons engaged in a Telecommunications Business, provided that the aggregate amount of all such Investments does not exceed (1) $100 million or (2), provided that after giving effect to such Strategic Investment we would comply with the first paragraph of the covenant described under "-- Certain Covenants -- Limitations on Consolidated Indebtedness", $175 million.

     "Strategic Investor" means a corporation, partnership or other entity engaged in one or more Telecommunications Businesses that has, or 80% or more of the voting stock of which is owned by a Person that has, an equity market capitalization, at the time of its initial Investment in us, in excess of $1 billion.

     "Subsidiary" means, as applied to any Person:

          (1) any corporation of which more than fifty percent (50%) of the outstanding Capital Stock (other than directors' qualifying shares) having ordinary Voting Power to elect its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such Voting Power by reason of the happening of any contingency, or any entity other than a corporation of which more than fifty percent (50%) of the outstanding ownership interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person; or

          (2) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person.

     "Telecommunications Asset" means any asset of a Telecommunications Business, including, without limitation, Equity Interests or joint venture, partnership or membership interests of an entity engaged in the Telecommunications Business.

     "Telecommunications Business" means the business of:

          (1) transmitting, or providing services relating to the transmission of, voice, video or data through owned or leased wireline or wireless transmission facilities;

          (2) creating, developing, acquiring, constructing, installing, repairing, maintaining or marketing communications-related systems, network equipment and facilities, software and other products; or

          (3) evaluating, owning, operating, participating in or pursuing any other business that is primarily related to those identified in clause (1) or (2) above (in the case of this clause (3), however, in a manner consistent with ours and Aerial's manner of business on the date of the indentures), and shall, in any event, include all businesses in which we or Aerial or any of our Subsidiaries was engaged on the date of the indentures or has entered into agreements to engage in or to acquire a company to engage in or contemplate engaging in, as expressly set forth in our Form 10/A filed with the Commission on April 13, 1999 or our Form 10-Q for the quarter ended June 30, 1999 or our current reports on Form 8-K filed prior to October 15, 1999 (or not required to be disclosed therein pursuant to the rules and regulations of the Commission) and Aerial's Form 10-K for the fiscal year ended December 31, 1998 and Forms 10-Q and 8-K filed during calendar year 1999 prior to November 4, 1999 (or not required to be disclosed therein pursuant to the rules and regulations of the Commission); provided that the determination of what constitutes a Telecommunications Business shall be made in good faith by our board of directors.

     "Telecommunications Indebtedness" means Indebtedness (including Acquired Indebtedness) of ours or any of our Restricted Subsidiaries that is incurred for the (1) development, construction, acquisition, operations or improvement by us or any of our Restricted Subsidiaries of Telecommunications Assets (including any Indebtedness assumed in connection with an acquisition of Telecommunications Assets) or (2) acquisition of Equity Interests of a Person engaged in a Telecommunications Business; provided that with respect to clause (1) the net proceeds of such Telecommunications Indebtedness do not exceed 100% of the cost of construction, development, acquisition, operations or improvement of the applicable Telecommunications Assets.

     "Temporary Cash Investment" means:

          (1) Government Securities;

          (2) any time deposit account, money market deposit and certificate of deposit maturing not more than 270 days after the date of acquisition issued by, or time deposit of, an Eligible Institution;

          (3) commercial paper maturing not more than 270 days after the date of acquisition issued by a corporation (other than an Affiliate of either Issuer) with a rating, at the time as of which any investment therein is made, of "P-1" or higher according to Moody's Investors Service, Inc., "A-1" or higher according to Standard & Poor's Ratings Group or "A-1" or higher according to Duff & Phelps Credit Rating Co. (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act));

          (4) any banker's acceptances or money market deposit accounts issued or offered by an Eligible Institution;

          (5) repurchase obligations with a term of not more than 7 days for Government Securities entered into with an Eligible Institution; and

          (6) any fund investing exclusively in investments of the types described in clauses (1) through (5) above.

     "Unrestricted Subsidiary" of any Person means (1) any Subsidiary of such Person that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors of such Person in the manner provided below, and (2) any Subsidiary of an Unrestricted Subsidiary. The Board of Directors of any Person may designate any Restricted Subsidiary to be an Unrestricted Subsidiary unless such Subsidiary owns any Common Stock or Preferred Stock of, or owns or holds any lien on any property of, such Person or any Restricted Subsidiary; provided that either (a) the

Subsidiary to be so designated has total assets of $1,000 or less or (b) if such Subsidiary has assets greater than $1,000, that the Fair Market Value of the Subsidiary at the time of such designation would be permitted as an Investment under the provision of the indenture described under "-- Limitation on Restricted Payments". The Board of Directors of any Person may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of such Person; provided that immediately after giving effect to such designation (x) such Person would be permitted to incur $1.00 of additional Indebtedness pursuant to the provision of the indenture described in the first paragraph under "Limitation on Consolidated Indebtedness" and (y) no Event of Default or event which with notice or lapse of time or both would become an Event of Default has occurred and is continuing. Any such designation by the Board of Directors shall be evidenced by a Board Resolution submitted to the trustee.

     "Voting Power" of any Person means the aggregate number of votes of all classes of Capital Stock of such Person which ordinarily has voting power for the election of directors of such Person.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person or by such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

MODIFICATION AND WAIVER

     Modifications and amendments of either indenture may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding notes of the applicable series; provided, however, that no such modification or amendment may, without the consent of the holder of each note affected thereby:

          (1) change the Stated Maturity of the principal of, or any installment of interest on, any note;

          (2) reduce the principal amount of or premium, if any, or interest on any note;

          (3) change the place or currency of payment of principal of, or premium or interest on any note;

          (4) impair the right to institute suit for the enforcement of any payment on or with respect to any note;

          (5) reduce the percentage of aggregate principal amount of notes outstanding necessary to amend the applicable indenture;

          (6) reduce the percentage of aggregate principal amount of notes outstanding necessary for waiver of compliance with certain provisions of the indenture or for waiver of certain defaults;

          (7) modify such provisions with respect to modification and waiver; or

          (8) following the mailing of an Offer to Purchase, modify the provisions of the applicable indenture with respect to such Offer to Purchase in a manner adverse to such holder.

     The holders of a majority in aggregate principal amount of the outstanding notes of either series may waive compliance by the Issuers with certain restrictive provisions of the applicable indenture. The holders of a majority in aggregate principal amount of the outstanding notes of either series may waive any past default under the applicable indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of such indenture which cannot be amended without the consent of the holder of each outstanding note affected.

DEFEASANCE

     At our option, (1) if applicable, we will be discharged from any and all obligations in respect of the outstanding notes or (2) if applicable, we may omit to comply with certain restrictive covenants, and that such omission will not be deemed to be an Event of Default under the indentures and the notes. In order to exercise either option, we must first irrevocably deposit with the trustee, in trust, money and/or U.S. government obligations which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent certified public accountants to pay the principal and premium, if any, and each installment of interest, if any, on the outstanding notes on the Stated Maturity. In addition, if we elect to have certain restrictive covenants discharged under (2) above, the obligations under the indentures other than with respect to such covenants and the Events of Default other than the Events of Default relating to such covenants above shall remain in full force and effect.

     The trust referred to above only be established if, among other things:

          (1) (a) in the event of a discharge under (1) of the immediately preceding paragraph, we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law after the Issue Date, which in the Opinion of Counsel provides that holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit, defeasance and discharge has not occurred; or (b) in the event of a discharge under (2) of the immediately preceding paragraph, we have delivered to the trustee an Opinion of Counsel to the effect that the holders of the notes will not recognize gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred;

          (2) no Default or Event of Default has occurred or is continuing;

          (3) we have delivered to the trustee an Opinion of Counsel to the effect that such deposit shall not cause the trustee or the trust so created to be subject to the Investment Company Act of 1940, as amended; and

          (4) certain other customary conditions precedent are satisfied.

NOTICES

     Notices to holders of notes will be given by mail to the addresses of such holders as they may appear in the Security Register.

TITLE

     We, the trustee and any agent of the trustee may treat the Person in whose name a note is registered as the absolute owner thereof (whether or not such note may be overdue) for the purpose of making payment and for all other purposes.

GOVERNING LAW

     The indentures and the notes will be governed by and construed in accordance with the laws of the State of New York.

THE TRUSTEE

     The indentures provide that, subject to the duty of the trustee during an Event of Default to act with the required standard of care, the trustee will be under no obligation to exercise any of its rights or powers under the indentures at the request or direction of any of the note holders, unless such holders shall have offered to the trustee reasonable security or indemnity. Subject to certain provisions, including those requiring security or indemnification of the trustee, the holders of a majority in principal amount of the notes of either series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee, in each case with respect to such series.

     We will be required to furnish to the trustee annually a statement as to the performance by us of our obligations under the indenture and as to any default in such performance.

TRANSFERABILITY OF OUR NEW NOTES

     Based on interpretations by the staff of the Commission, as set forth in no-action letters issued to third parties, we believe that our new notes issued in the exchange offer in exchange for our outstanding notes may be offered for resale, resold or otherwise transferred by a holder thereof (other than a holder that is an "affiliate" of ours within the meaning of Rule 405 under the Securities Act) without complying with the registration and prospectus delivery provisions of the Securities Act, provided that our new notes are acquired in the ordinary course of the holder's business and the holder has no arrangement with any person to participate in the distribution of our new notes.

     We do not intend to request the Commission to consider, and the Commission has not considered, our exchange offers in the context of a no-action letter and there can be no assurance that the staff of the Commission would make a similar determination with respect to our exchange offers as in such other circumstances. Each holder of our outstanding new notes, other than a broker-dealer, must acknowledge that:

          (i) our new notes will be acquired in the ordinary course of its business;

          (ii) at the time of the consummation of the exchange offer the holder will have not engaged in, and does not intend to engage in, a distribution of our new notes and has no arrangement or understanding to participate in a distribution of our new notes; and

          (iii) the holder is not an affiliate of ours within the meaning of Rule 405 of the Securities Act or, if it is such an affiliate, that it will comply with the registration and prospectus delivery requirements of the Securities Act, to the extent applicable.

     If any holder of our outstanding notes is an affiliate of ours, is engaged in or intends to engage in or has any arrangement or understanding with respect to the distribution of our new notes to be acquired pursuant to our exchange offers, that holder:

          (i) could not rely on the applicable interpretations of the staff of the Commission; and

          (ii) must comply with the registration and prospectus delivery requirement of the Securities Act in connection with any resale transaction.

     Each broker-dealer that receives our new notes for its own account in exchange for our outstanding notes must acknowledge that those outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities, and that it will deliver a prospectus in connection with any resale of those notes.

     The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of our new notes received in exchange for our outstanding notes, where those outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

     In addition, to comply with state securities laws, our new notes may not be offered or sold in any state unless they have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

     The offer and sale of our notes to "Qualified Institutional Buyers" (as such term is defined under Rule 144A of the Securities Act) would generally be exempt from registration or qualification under state securities laws. We currently do not intend to register or qualify the sale of our new notes in any state where an exemption from registration or qualification is required and not available.

                         BOOK-ENTRY; DELIVERY AND FORM

     Our new notes will be represented by one or more permanent global notes in definitive, fully registered form without interest coupons (each a "Global Note") and will be deposited with the Trustee as custodian for, and registered in the name of a nominee of, DTC, ownership of beneficial interests in a Global Exchange Note will be limited to participants that have accounts with DTC or persons who hold interests through participants. Ownership of beneficial interests in a Global Note will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Beneficial owners may hold their interests in a Global Note directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of our new notes represented by such Global Note for all purposes under our new notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures.

     Payments of the principal of, and interest on, a Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee nor any paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in a Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     We expect that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note, will credit participant's accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

     We expect that DTC will take any action permitted to be taken by a holder of our new notes (including the presentation of notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in a Global Note is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participant's has or have given such direction. If there is an Event of Default under the notes, DTC will exchange the applicable Global Note for Certificated Notes, which it will distribute to its participants.

     We understand that DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

     Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in a Global Note among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC of its obligations under the rules and procedures governing its operations or the performance by its direct and indirect participants of their respective obligations.

     If DTC at any time unwilling or unable to continue as a depositary for the Global Notes and successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Notes.

            CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

     The following discussion summarizes certain United States federal income tax consequences resulting from the exchange of our new registered notes for our outstanding notes. It is provided for general informational purposes only. It is based on the Internal Revenue Code of 1986, as amended, (the "Code") Treasury Regulations promulgated thereunder, Internal Revenue Service rulings, and judicial decisions, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. The discussion does not address all of the U.S. federal income tax consequences that may be relevant to a noteholder in light of the holder's particular tax situation, nor does it address any aspect of state, local or foreign taxation. The tax treatment of a holder may vary depending upon its particular circumstances, and the discussion does not apply to certain holders (including insurance companies, tax-exempt organizations, banks and other financial institutions, broker-dealers and foreign corporations) that are members of a class of holders subject to special rules. The discussion assumes that our outstanding notes are held as "capital assets" within the meaning of section 1221 of the Code.

     HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES OF TENDERING OR FAILING TO TENDER NOTES, INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAW.

     The exchange of our outstanding notes for our new registered notes should not constitute a taxable exchange to holders of our outstanding notes. As a result, a note holder should have the same tax basis and holding period in our new registered notes as in our outstanding notes, and the other tax consequences of holding our new registered notes also should be the same as holding our outstanding notes.

                              PLAN OF DISTRIBUTION

     A broker-dealer that is the holder of our outstanding notes that were acquired for the account of a such broker-dealer as a result of market-making or other trading activities (other than outstanding notes acquired directly from us or any affiliate of ours) may exchange such outstanding notes for our new notes pursuant to the exchange offer; provided, however, that each broker-dealer that receives our new notes for its own account in exchange for our outstanding notes must acknowledge that it will deliver a prospectus in connection with any resale of such notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of notes received in exchange for our outstanding notes where our outstanding notes were acquired as a result of market-making activities or other trading activities.

     We will not receive any proceeds from any sale of notes by broker-dealers or any other holder of notes. Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through broker-dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such notes. Any broker-dealer that resells notes that were received by it for its own account pursuant to the exchange offer and any broker-dealers that participates in a distribution of such notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act.

     The Company has agreed to pay all expenses incident to the exchange offer other than sales commissions, discounts or concessions.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Offering are being passed upon for the Company by Friedman Kaplan & Seiler LLP, New York, New York.

                                    EXPERTS

     The consolidated financial statements incorporated by reference in this prospectus and registration statement, as it relates to VoiceStream Wireless Corporation and Aerial Communications, Inc., have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm, as experts in giving said reports.

     The consolidated financial statements incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firms as experts in auditing and accounting.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Information relating to indemnification of directors and officers is incorporated by reference herein from Item 14 of the Company's Registration Statement on Form S-1 (No. 33-59630).

ITEM 21.  EXHIBITS.

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
 2.1(1)     Agreement and Plan of Reorganization by and among
            VoiceStream Wireless Holding Corporation, Omnipoint
            Corporation and VoiceStream Wireless Corporation, dated June
            23, 1999.
 2.1.1(1)   First Amendment to Agreement and Plan of Reorganization by
            and among VoiceStream Wireless Holding Corporation,
            Omnipoint Corporation and VoiceStream Wireless Corporation,
            dated as of December 30, 1999.
 2.2(1)     Agreement and Plan of Reorganization dated September 17,
            1999 among VoiceStream Wireless Corporation, VoiceStream
            Wireless Holding Corporation, VoiceStream Subsidiary III
            Corporation, Aerial Communications, Inc. and Telephone and
            Data Systems, Inc.
 3.1(1)     Amended and Restated Certificate of Incorporation.
 3.2(2)     Bylaws of VoiceStream Wireless Corporation.
 5.1        Opinion of Friedman Kaplan & Seiler.
10.1(3)     Agreement and Plan of Distribution between Western Wireless
            Corporation and VoiceStream Wireless Corporation, dated
            April 9, 1999.
10.2(4)     Waiver Agreement by and among Western Wireless Corporation,
            Western PCS Corporation and certain of Western Wireless
            Corporation's shareholders, dated November 30, 1994.
10.3(4)     Western PCS Corporation Series A Preferred Stock Purchase
            Agreement among Western Wireless Corporation, Western PCS
            Corporation and the Purchasers listed therein, dated April
            10, 1995.
10.4(4)     PCS 1900 Project and Supply Agreement between Western PCS
            Corporation and Northern Telecom Inc., dated June 30, 1995.
10.5(5)     Amendment No. 1 to PCS 1900 Supply Agreement between Western
            PCS Corporation and Northern Telecom Inc., dated July 25,
            1996.
10.6(5)     Amendment No. 2 to PCS 1900 Supply Agreement between Western
            PCS Corporation and Northern Telecom Inc., dated July 25,
            1996.
10.7(6)     Amendment No. 3 to PCS Supply Agreement between Western PCS
            Corporation and Northern Telecom Inc., dated October 14,
            1996.
10.8(7)     Amendment Number 4 to PCS 1900 Project and Supply Agreement
            by and between Western PCS Corporation and Northern Telecom
            Inc., dated March 26, 1998.
10.9(8)     Amendment Number 5 to PCS 1900 Project and Supply Agreement
            between VoiceStream Wireless Corporation and Northern
            Telecom Inc., dated September 17, 1998.
10.10(9)    Amendment No. 6 to PCS 1900 Project and Supply Agreement by
            and between VoiceStream Wireless Corporation and Northern
            Telecom Inc.
10.11(10)   Amendment No. 7 to PCS 1900 -- Project and Supply Agreement
            by and between VoiceStream Wireless Corporation and Northern
            Telecom Inc., dated May 14, 1999.

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
10.12(4)    PCS Block "C" Organization and Financing Agreement by and
            among Western PCS BTA I Corporation, Western Wireless
            Corporation, Cook Inlet PV/SS PCS Partners, L.P., Cook Inlet
            Telecommunications, Inc., SSPCS Corporation and Providence
            Media Partners L.P., dated as of November 5, 1995.
10.13(4)    Limited Partnership Agreement by and between Cook Inlet
            PV/SS PCS Partners, L.P. and Western PCS BTA I Corporation,
            dated as of November 5, 1995.
10.14(4)    First Amendment to Block "C" Organization and Financing
            Agreement and Cook Inlet Western Wireless PV/SS PCS, L.P.
            Limited Partnership Agreement by and among Western PCS BTA I
            Corporation, Western Wireless Corporation, Cook Inlet PV/SS
            PCS Partners, L.P., Cook Inlet Telecommunications, Inc.,
            SSPCS Corporation and Providence Media Partners L.P., dated as of April 8, 1996.
10.15(5)    Second Amendment to Block "C" Organization and Financing
            Agreement and Cook Inlet Western Wireless PV/SS PCS, L.P.
            Limited Partnership Agreement by and among Western PCS BTA I
            Corporation, Western Wireless Corporation, Cook Inlet PV/SS
            PCS Partners, L.P., Cook Inlet Telecommunications, Inc.,
            SSPCS Corporation and Providence Media Partners L.P., dated as of June 27, 1996.
10.16(5)    Third Amendment to Block "C" Organization and Financing
            Agreement and Cook Inlet Western Wireless PV/SS PCS, L.P.
            Limited Partnership Agreement and First Amendment to
            Technical Services Agreement by and among Western PCS BTA I
            Corporation, Western Wireless Corporation, Cook Inlet PV/SS
            PCS Partners, L.P., Cook Inlet Telecommunications, Inc.,
            SSPCS Corporation, Providence Media Partners L.P. and Cook
            Inlet Western Wireless PV/SS PCS, L.P., dated July 30, 1996.
10.17(4)    Asset Purchase Agreement between Western PCS III License
            Corporation as Buyer and GTE Mobilnet Incorporated as
            Seller, dated January 16, 1996.
10.18(4)    Waiver Agreement by and among Western Wireless Corporation,
            Western PCS Corporation and certain of Western Wireless
            Corporation's shareholders, dated February 15, 1996.
10.19(11)   Software License Maintenance and Subscriber Billing Services
            Agreement, dated June 1997.
10.20(11)   First Amendment to Software License, Maintenance and
            Subscriber Billing Services Agreement dated December 1997, between CSC Intelicom, Inc., and Western Wireless
            Corporation.
10.21(12)   Iowa Wireless Services, L.P. Limited Partnership Agreement,
            dated as of September 30, 1997, by and between INS Wireless,
            Inc., as General Partner, and Western PCS I Iowa
            Corporation, as Limited Partnership.
10.22(12)   Agreement to Form Limited Partnership dated September 30,
            1997, by and among Western PCS Iowa Corporation, a Delaware corporation, INS Wireless, Inc., an Iowa corporation,
            Western PCS I Corporation, a Delaware corporation, and Iowa
            Network Services, Inc., an Iowa corporation.
10.23(12)   Purchase Agreement by and among Western PCS Corporation,
            Western Wireless Corporation, Hutchison Telecommunications
            Limited and Hutchison Telecommunications PCS (USA) Limited
            dated October 14, 1997.
10.24(11)   Letter Agreement dated December 16, 1997, between Western
            Wireless Corporation and Intelicom Services, Inc. to provide products and services pursuant to the Software License
            Maintenance and Subscriber Billing Services Agreements and
            First Amendment thereto.
10.25(12)   Services Agreement by and between Western Wireless
            Corporation and Western PCS Corporation.
10.26(12)   Shareholders Agreement by and among Western Wireless
            Corporation, Hutchison Telecommunications PCS (USA) Limited
            and Western PCS Corporation, dated February 17, 1998.

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
10.27(3)    Tax Sharing Agreement by and between Western Wireless
            Corporation and Western PCS Corporation, dated February 17,
            1998. (Contained as an exhibit to the Agreement and Plan of
            Distribution).
10.28(3)    First Amendment to Tax Sharing Agreement by and between
            Western Wireless Corporation and VoiceStream Wireless
            Corporation, dated May 3, 1999.
10.29(7)    Supply Contract by and between Western PCS Corporation and
            Nokia Telecommunications Inc., dated March 9, 1998.
10.30(7)    Purchase and Sale Agreement by and between Nokia Mobile
            Phones, Inc. and Western PCS Corporation, dated March 9,
            1998.
10.31(8)    Exchange Rights and Grant Agreement by and among Western PCS
            BTA I Corporation, Western Wireless Corporation, Cook Inlet
            Telecommunications, Inc. and VoiceStream Wireless
            Corporation, dated December 17, 1998.
10.32(8)    Exchange Rights and Grant Agreement by and among Western PCS
            BTA I Corporation, Western Wireless Corporation, SSPCS
            Corporation and VoiceStream Wireless Corporation, dated
            January 19, 1999.
10.33(3)    Cook Inlet/VoiceStream PCS LLC Limited Liability Company
            Agreement by and between Cook Inlet GSM Company and Western
            PCS BTA I Corporation, dated February 11, 1999.
10.34(3)    Registration Rights Agreement by and among VoiceStream
            Wireless Corporation, Hellman & Friedman Capital Partners
            II, L.P., H&F Orchard Partners, L.P., H&F International
            Partners, L.P., John W. Stanton, Theresa E. Gillespie, PN
            Cellular, Inc., Stanton Family Trust, Stanton Communications
            Corporation, GS Capital Partners, L.P., The Goldman Sachs
            Group, L.P., Bridge Street Fund 1992, L.P., Stone Street
            Fund 1992, L.P., and Providence Media Partners L.P., dated
            May 3, 1999.
10.35(3)    Shareholders Agreement by and among VoiceStream Wireless
            Corporation, Western Wireless Corporation, Hutchison
            Telecommunications Holdings (USA) Limited and Hutchison
            Telecommunications PCS (USA) Limited, dated May 3, 1999.
10.36(3)    First Amendment to Shareholders Agreement by and among
            VoiceStream Wireless Corporation, Western Wireless
            Corporation, Hutchison Telecommunications Holdings (USA)
            Limited and Hutchison Telecommunications PCS (USA) Limited
            dated.
10.37(9)    Indenture by and between VoiceStream Wireless Corporation
            and Harris Trust Company, dated May 14, 1999, relating to
            12% Series A Senior Debentures due 2011 and 12% Senior
            Debentures due 2011.
10.38(13)   Purchase Agreement, dated as of June 23, 1999, between
            Omnipoint Corporation and Cook Inlet/VS GSM II PCS, LLC.
10.39(13)   Purchase Agreement, dated as of June 23, 1999, between
            Omnipoint Corporation and Cook Inlet/VS GSM III PCS, LLC.
10.40(13)   Stock Subscription Agreement, dated as of June 23, 1999, by and among VoiceStream Wireless Corporation, Hutchison
            Telecommunications Limited and Hutchison Telecommunications
            PCS (USA) Limited.
10.41(13)   Securities Purchase Agreement, dated as of June 23, 1999, by and among VoiceStream Wireless Corporation, Hutchison
            Communications PCS (USA) Limited and Omnipoint Corporation.
10.42(4)    Employment Agreement by and between Robert R. Stapleton and
            Western Wireless Corporation, dated March 12, 1996.
10.43(4)    Employment Agreement by and between Cregg B. Baumbaugh and
            Western Wireless Corporation, dated March 12, 1996.
10.44(14)   Employment Agreement by and between Timothy Wong and Western
            Wireless Corporation, dated February 10, 1998.

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
10.45(14)   Employment Agreement by and between Robert Dotson and
            Western Wireless Corporation, dated February 10, 1998.
10.46(3)    Assignment and Assumption Agreement by and between Western
            Wireless Corporation and VoiceStream Wireless Corporation
            with respect to the Employment Agreement of Robert R.
            Stapleton, dated May 3, 1999.
10.47(3)    Assignment and Assumption Agreement by and between Western
            Wireless Corporation and VoiceStream Wireless Corporation
            with respect to the Employment Agreement of Cregg B.
            Baumbaugh, dated May 3, 1999.
10.48(3)    Assignment and Assumption Agreement by and between Western
            Wireless Corporation and VoiceStream Wireless Corporation
            with respect to the Employment Agreement of Timothy Wong,
            dated May 3, 1999.
10.49(3)    Assignment and Assumption Agreement by and between Western
            Wireless Corporation and VoiceStream Wireless Corporation
            with respect to the Employment Agreement of Robert Dotson, dated May 3, 1999.
10.50(15)   Employment Agreement, dated as of January 1, 1999, by and
            between Omnipoint and Douglas G. Smith.
10.51(16)   Employment Agreement, effective October 1, 1995, by and
            between Omnipoint, Omnipoint Communications Inc. and George
            F. Schmitt.
10.52(16)   Promissory Note, dated October 1, 1995, by George F.
            Schmitt.
10.53(16)   Stock Restriction Agreement, dated October 1, 1995, by and between Omnipoint and George F. Schmitt.
10.54(17)   First Amendment to Stock Restriction Agreement, dated as of
            June 21, 1999, by and between Omnipoint Communications, Inc.
            and George F. Schmitt.
10.55(18)   Employment Agreement, dated November 3, 1996, by and between
            Omnipoint and Kjell S. Andersson.
10.56(18)   Amendment to Employment Agreement dated as of February 24,
            1997, between Omnipoint and Kjell S. Andersson.
10.57(18)   Promissory Note, dated February 24, 1997, by Kjell S.
            Andersson.
10.58(18)   Stock Restriction Agreement, dated February 24, 1997, by and between Omnipoint and Kjell S. Andersson.
10.59(15)   Employment Agreement, dated as of April 23, 1999, by and
            between Omnipoint and Harry Plonskier.
10.60(16)   Amended and Restated Registration Rights Agreement, dated
            June 29, 1995, by and among Omnipoint and the parties named therein.
10.61(16)   OEM Supply Agreement for Omnipoint PCS (Personal
            Communication Systems) Products, dated September 22, 1994, by and between Omnipoint and Northern Telecom Inc.
10.62(16)   Manufacturing License and Escrow Agreement for Personal
            Communication Service Products, dated February 28, 1995, by and between Omnipoint and Northern Telecom Inc.
10.63(16)   Collaborative Development Agreement, dated March 1, 1995, by and between Omnipoint and Northern Telecom Inc.
10.64(16)   Supply Agreement, dated September 22, 1994, by and between
            Omnipoint Communications Inc. and Northern Telecom Inc.
10.65(16)   Amendment No. 1 to Supply Agreement dated July 21, 1995, by and between Omnipoint Communications Inc. and Northern
            Telecom Inc.
10.66(16)   Letter Agreement, dated January 24, 1996, by and between
            Omnipoint and Ericsson Inc.

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
10.67(19)   Acquisition Agreement for Ericsson CMS 40 Personal
            Communications Systems (PCS) Infrastructure Equipment, dated as of April 16, 1996, by and between Ericsson Inc. and
            Omnipoint Communications.
10.68(19)   Acquisition Supply and License Agreement for Omnipoint
            Personal Communications Systems (PCS) Infrastructure
            Equipment, dated as of April 16, 1996, by and between
            Ericsson Inc. and Omnipoint.
10.69(19)   Agreement for Purchase and Sale of Ericsson Inc. Masko
            Terminal Units, dated as of April 16, 1996, by and between
            Ericsson, Inc. and Omnipoint Communications Inc.
10.70(20)   Purchase Agreement by and among Omnipoint Corporation,
            Donaldson, Lufkin & Jenrette Securities Corporation,
            BancAmerica Robertson Stephens, Bear, Stearns & Co., Inc.
            and Smith Barney Inc., dated May 1, 1998.
10.71(20)   Deposit Agreement by and among Omnipoint Corporation, Marine
            Midland Bank, and the Holders from time to time of the
            Depositary Shares, dated May 6, 1998.
10.72(20)   Deposit Account Agreement by and between Omnipoint
            Corporation and The First National Bank of Maryland, dated
            May 6, 1998.
10.73(23)   Note Purchase Agreement by and among Omnipoint Corporation,
            IBJ Schroder Bank & Trust Company, as paying agent, and
            certain initial purchasers named therein, dated December 21,
            1998.
10.74(2)    Securities Purchase Agreement by and among VoiceStream
            Wireless Corporation, Hutchison Telecommunications PCS (USA)
            Limited and Omnipoint Corporation, dated as of June 23,
            1999.
10.75(22)   PCS Infrastructure Supply Contract, dated as of March 1,
            1996, between Aerial and Nokia Telecommunications, Inc.
10.76(23)   Tax Settlement Agreement dated March 12, 1999, by and
            between Aerial, Aerial Operating Company, Inc. and Telephone and Data Systems, Inc.
10.77(24)   Stockholder Agreement dated as of September 17, 1999, by and between Telephone and Data Systems, Inc. and stockholders of
            Aerial Communications, Inc., and VoiceStream Wireless
            Corporation, and VoiceStream Wireless Holding Corporation.
10.78(24)   Indemnity Agreement, dated as of September 17, 1999, among
            VoiceStream Wireless Corporation, VoiceStream Wireless
            Holding Corporation, Aerial Communications, Inc., Aerial
            Operating Company, Inc., and Telephone and Data Systems,
            Inc.
10.79(24)   Debt/Equity Replacement Agreement dated as of September 17,
            1999, made by and among Telephone and Data Systems, Inc.,
            Aerial Communications, Inc., Aerial Operating Company, Inc.,
            VoiceStream Wireless Corporation, and VoiceStream Wireless
            Holding Corporation.
10.80(24)   Parent Stockholder Agreement dated as of September 17, 1999, by and among Aerial Communications, Inc., Telephone and Data
            Systems, Inc., VoiceStream Wireless Corporation, VoiceStream
            Wireless Holding Corporation and the individuals and
            entities set forth on Schedule I thereto.
10.81.1(15) Consent and Amendment dated as of November 12, 1999, by and among Aerial Communications, Inc., Telephone and Data
            Systems, Inc., VoiceStream Wireless Corporation, VoiceStream
            Wireless Holding Corporation, and Hellman & Friedman Capital
            Partners II, H&F Orchard Partners, L.P., H&F International
            Partners, L.P., John W. Stanton, Theresa Gillespie, PN
            Cellular, Inc., Stanton Family Trust, Stanton Communications
            Corporation, GS Capital Partners, L.P., The Goldman Sachs
            Group, Inc., Bridge Street Fund 1992, L.P., Stone Street
            Fund 1992, L.P., Providence Media Partners, L.P., Hutchison
            Telecommunications Holdings (USA) Limited, and Hutchison
            Telecommunications PCS (USA) Limited.
10.82(24)   Settlement Agreement and Release, entered into as of
            September 17, 1999 by and among Sonera Ltd., Sonera
            Corporation U.S., Telephone and Data Systems, Inc., Aerial
            Communications, Inc., and Aerial Operating Company, Inc.

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------
10.83(25)   Stock Subscription Agreement, dated as of February 11, 2000, by and among VoiceStream Wireless Corporation and Microcell
            Telecommunications Inc.
10.84(26)   Shareholders Agreement of Microcell Telecommunications,
            dated as of February 11, 2000 by and between VoiceStream
            Wireless Corporation and Telesystem Enterprises (T.E.L.)
            Ltd.
10.85(26)   Credit Agreement dated as of February 25, 2000, by and among
            VoiceStream PCS Holdings L.L.C., Omnipoint Finance, L.L.C.,
            Chase Securities Inc., Bank of America Securities L.L.C., TD
            Securities (USA) Inc., Goldman Sachs Credit Partners L.P.,
            Barclays Capital and SG Cowen, Toronto Dominion (Texas) Inc.
12.1(27)    Statements re computation of ratios
23.1(27)    Consent of Arthur Andersen LLP (VoiceStream)
23.2(27)    Consent of PricewaterhouseCoopers, LLP (Omnipoint)
23.3(27)    Consent of Arthur Andersen LLP (Aerial)
23.4(27)    Consent of Friedman Kaplan & Seiler (included in Exhibit
            5.2)
25.1(27)    Statement of Eligibility under the Trust Indenture Act of
            1939, as amended, of Harris Trust on Form T-1
99.1        Form of Letter of Transmittal
99.2        Form of Notice of Guaranteed Delivery
99.3        Form of Letter to Brokers, Dealers, Commercial Banks, Trust
            Companies and Other Nominees
99.4        Form of Letter to Clients


-------------------------
 (1) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Holding Corporation to Registration Statement on Form S-4 (Commission File No. 333-89735), filed January 24, 2000.

 (2) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Holding Corporation Registration Statement on Form S-4 (Commission File No. 333-89735).

 (3) Incorporated by reference to the exhibit filed with VoiceStream Wireless Corporation Form 10/A, filed with the SEC on April 13, 1999.

 (4) Incorporated by reference to the exhibit filed with the Western Wireless Corporation Registration Statement on Form S-1 (Commission File No. 333-2432), filed with the SEC on March 15, 1996.

 (5) Incorporated by reference to the exhibit filed with the Western Wireless Corporation Registration Statement on Form S-4 (Commission File No. 333-14859), filed with the SEC on October 25, 1996.

 (6) Incorporated by reference to the exhibit filed with the Western Wireless Corporation Annual Report on Form 10-K for the year ended December 31, 1996 (Commission File No. 0-28160), filed with the SEC on March 31, 1997.

 (7) Incorporated by reference to the exhibit filed with the Western Wireless Corporation Form 10-Q/A for the quarter ended June 30, 1998 (Commission File No. 0-28160), filed with the SEC on August 17, 1998.

 (8) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Corporation Form 10 (Commission File No. 0-25441), filed with the SEC on February 24, 1999.

 (9) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Corporation Form 8-K, filed with the SEC on May 27, 1999.

(10) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Corporation Form 10-Q, filed with the SEC on August 9, 1999.

(11) Incorporated by reference to the exhibit filed with the Western Wireless Corporation Annual Report on Form 10-K for the year ended December 31, 1997 (Commission File No. 0-28160), filed with the SEC on March 27, 1998.

(12) Incorporated by reference to the exhibit filed with the Western Wireless Corporation Form 10-Q for the quarter ended September 30, 1997 (Commission File No. 0-28160), filed with the SEC on November 6, 1997.

(13) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Corporation form 8-K, filed with the SEC on July 7, 1999.

(14) Incorporated by reference to the Western Wireless Corporation Form 10-Q for the quarter ended March 31, 1998 (Commission File No. 0-28160), filed with the SEC on May, 11, 1998.

(15) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Holding Corporation Registration Statement on Form S-4 (Commission File No. 333-89735), filed December 3, 1999.

(16) Incorporated herein by reference to Omnipoint's Registration Statement on Form S-1 (Commission File No. 33-98360).

(17) Incorporated by reference to the exhibit filed with the VoiceStream Wireless Holding Corporation Registration Statement on Form S-4 (Commission File No. 333-89735), filed December 29, 1999.

(18) Incorporated herein by reference to Omnipoint's Annual Report on Form 10-K for the year ended December 31, 1996.

(19) Incorporated herein by reference to Omnipoint's Current Report on form 8-K, filed May 3, 1996. Portions of this Exhibit were omitted and filed separately with the Secretary of the Commission pursuant to Omnipoint's application requesting confidential treatment under Rule 24b-2 of the Exchange Act of 1934, filed with the SEC on May 3, 1996.

(20) Incorporated herein by reference to Omnipoint's Quarterly Report on Form 10-Q, filed with the SEC on May 15, 1998.

(21) Incorporated herein by reference to Omnipoint's Current Report on Form 8-K, filed with the SEC on December 29, 1998.

(22) Incorporated by reference to Exhibit 10.13 to Aerial's Amendment No. 1 to Form S-1 (Commission File No. 333-1514), filed with the SEC on March 29, 1996.

(23) Incorporated by reference to Exhibit 10.22 to Aerial Annual Report on Form 10-K for the year ended December 31, 1998 (Commission File No. 0-28262), filed with the SEC on March 31, 1996.

(24) Incorporated herein by reference to the Telephone and Data Systems, Inc. Form 8-K, filed with the SEC on September 17, 1999.

(25) Incorporated herein by reference to VoiceStream's Form 8-K filed with the SEC On March 3, 2000.

(26) Incorporated by reference to VocieStream Annual Report on Form 10-K for
     1999.


(27) Previously filed.


ITEM 22.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 2 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (c) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated document by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (d) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (e) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this to the Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellevue, State of Washington, on this 4th day of April, 2000.


                                          VOICESTREAM WIRELESS CORPORATION


                                          By: /s/    ALAN R. BENDER

                                            ------------------------------------

                                                       Alan R. Bender


                                                  Executive Vice President



     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities and on the date indicated.



                       NAME                                       TITLE                    DATE
                       ----                                       -----                    ----
               /s/ JOHN W. STANTON*                  Chairman of the Board, Director   April 4, 2000
---------------------------------------------------    and Chief Executive Officer
                  John W. Stanton                      (Principal Executive Officer)

             /s/ ROBERT R. STAPLETON*                President and Director            April 4, 2000
---------------------------------------------------
                Robert R. Stapleton

               /s/ DOUGLAS G. SMITH*                 Vice Chairman and Director        April 4, 2000
---------------------------------------------------
                 Douglas G. Smith

                /s/ DONALD GUTHRIE*                  Vice Chairman and Director        April 4, 2000
---------------------------------------------------
                  Donald Guthrie

              /s/ CREGG B. BAUMBAUGH*                Executive Vice President --       April 4, 2000
---------------------------------------------------    Finance, Strategy and
                Cregg B. Baumbaugh                     Development (Principal
                                                       Financial Officer)

              /s/ PATRICIA L. MILLER*                Vice President and Controller     April 4, 2000
---------------------------------------------------    (Principal Accounting
                Patricia L. Miller                     Officer)

              /s/ MITCHELL R. COHEN*                 Director                          April 4, 2000
---------------------------------------------------
                 Mitchell R. Cohen

               /s/ DANIEL J. EVANS*                  Director                          April 4, 2000
---------------------------------------------------
                  Daniel J. Evans

                       NAME                                       TITLE                    DATE
                       ----                                       -----                    ----
              /s/ RICHARD L. FIELDS*                 Director                          April 4, 2000
---------------------------------------------------
                 Richard L. Fields

               /s/ CANNING K.N. FOK*                 Director                          April 4, 2000
---------------------------------------------------
                 Canning K.N. Fok

              /s/ JONATHAN M. NELSON*                Director                          April 4, 2000
---------------------------------------------------
                Jonathan M. Nelson

              /s/ TERENCE M. O'TOOLE*                Director                          April 4, 2000
---------------------------------------------------
                Terence M. O'Toole

             /s/ JAMES N. PERRY, JR.*                Director                          April 4, 2000
---------------------------------------------------
                James N. Perry, Jr.

                /s/ JAMES J. ROSS*                   Director                          April 4, 2000
---------------------------------------------------
                   James J. Ross

                  /s/ HANS SNOOK*                    Director                          April 4, 2000
---------------------------------------------------
                    Hans Snook

             /s/ SUSAN M.F. WOO CHOW*                Director                          April 4, 2000
---------------------------------------------------
                Susan M.F. Woo Chow

                /s/ FRANK J. SIXT*                   Director                          April 4, 2000
---------------------------------------------------
                   Frank J. Sixt

              /s/ KAJ-ERIK RELANDER*                 Director                          April 4, 2000
---------------------------------------------------
                 Kaj-Erik Relander

              *By /s/ ALAN R. BENDER
   ---------------------------------------------
                 attorney in fact